UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Ceridian HCM Holding Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ceridian notice of 2021 annual meeting and proxy statement April 27, 2021

Ceridian HCM Holding Inc.

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that Ceridian HCM Holding Inc. (“Ceridian”) will hold its 2021 Annual Meeting of Stockholders (the “Annual Meeting”) as follows:

Date and Time Tuesday, April 27, 2021 9:00 a.m., Central Daylight Time	Place Online at www.virtualshareholdermeeting.com/CDAY2021	Record Date March 1, 2021

Due to concerns relating to the COVID-19 pandemic, and to support the health and wellbeing of our stockholders, guests, and employees, our Annual Meeting will not be held in person but will be conducted as a virtual meeting hosted by means of a live webcast. Stockholders will vote on the following items of business:

Item	Board Recommendation
Election of directors	FOR each nominee
Approval of Ceridian’s Fourth Amended and Restated Certificate of Incorporation	FOR
Advisory vote on the compensation of Ceridian’s named executive officers	FOR
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021	FOR

In addition, Ceridian will consider any other business as may properly come before the Annual Meeting or any adjournment, continuation, or postponement thereof.

On or about March 17, 2021, Ceridian mailed or made available to its stockholders proxy materials, including the proxy statement for the Annual Meeting (the “Proxy Statement”), its 2020 Annual Report for the fiscal year ended December 31, 2020 (the “2020 Annual Report”) and form of proxy or the Notice of Internet Availability. These proxy materials can be accessed directly at www.proxyvote.com.

If you plan to attend the virtual Annual Meeting, please note the log-in procedures described under “Admission” on page 2 of the Proxy Statement.

If you have any questions regarding this information or the proxy materials, please contact Ceridian’s Corporate Secretary at stockholders@ceridian.com.

By Order of the Board of Directors,

William E. McDonald

Senior Vice President, Deputy General Counsel and Corporate Secretary

Minneapolis, Minnesota

March 17, 2021

This Notice of Annual Meeting and Proxy Statement and Form of Proxy

are being distributed and made available on or about March 17, 2021.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to Be Held on April 27, 2021. The Proxy Statement and 2020 Annual Report are available electronically on the “Investor Relations” page of Ceridian’s website located at www.ceridian.com and at www.proxyvote.com.

CERIDIAN HCM HOLDING INC.

2021 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

2021 PROXY STATEMENT

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), provide a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies. With the exception of historical information, the matters discussed in this Proxy Statement are forward-looking statements and may be identified by the use of words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intent,” “foresee,” “outlook,” “plan,” “project” and other words and terms of similar meaning. Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties and assumptions. A variety of factors could cause our future results to differ materially from the anticipated results expressed in such forward-looking statements. Readers should review Part I, Item 1A, Risk Factors, of our 2020 Annual Report for a description of important factors that could cause our future results to differ materially from those contemplated by the forward-looking statements made in this Proxy Statement. Our forward-looking statements speak only as of the date of this Proxy Statement or as of the date they are made, and we undertake no obligation to update our forward-looking statements.

2021 PROXY STATEMENT

Dear Fellow Stockholders:

Together we are pleased to invite you to attend the 2021 Annual Meeting of Stockholders of Ceridian HCM Holding Inc. (“Ceridian”) to be held virtually on April 27, 2021 at 9:00 a.m., Central Daylight Time at www.virtualshareholdermeeting.com/CDAY2021. Out of our concern for the health and wellbeing of our stockholders, guests, and employees during the COVID-19 pandemic, we are holding our Annual Meeting virtually again in 2021.

We are proud of how Ceridian has risen to the challenge of the COVID-19 pandemic. At Ceridian, the wellbeing of our employees, customers, suppliers, and partners is our top priority.  From the outset of the crisis, we pivoted to a virtual working environment for nearly all of our employees, implementing social distancing measures where possible, restricting non-essential business travel, and enhancing preventative cleaning services at all office locations. Our business demonstrated its resiliency throughout the crisis and our response did not include any layoffs related to COVID-19, and as vaccines provide us with hope, we see Ceridian emerging from this crisis stronger and closer as a workforce than ever before.

Further, we shared our leadership and best practices on how to address the challenges of the COVID-19 pandemic with our customers and the general public.  We launched the COVID-19 Learning Portal for all of our customers and the general public.  This portal offers curated COVID-19 content on the following topics:  employee wellness, leading remote teams, working from home strategies: strategies for remote employees, and coronavirus preparedness and prevention.  We held webinars on topics ranging from addressing workplace issues to business continuity, to safety and mental health implications of the pandemic.

While the COVID-19 pandemic challenges us, 2020 was another year of growth for Ceridian’s business and our corporate governance. We would like to take this opportunity to share an update on the progress we have made as a Board in ensuring we remain responsive and accountable to the views of our stockholders in this past year.

Enhanced Stockholder Engagement.  Our Board values stockholder input as we provide oversight of the strategic growth of the Company. The chairs of our Compensation Committee and Corporate Governance and Nominating Committee have conducted listening sessions with holders of 65% of our outstanding Common Stock throughout the past year in order to solicit feedback on corporate governance, compensation practices, and environmental, social & governance topics. We incorporated that feedback directly into our decision making on corporate governance, compensation and environmental, social & governance practices, and will continue to place an emphasis on stockholder engagement moving forward.

Increased Board Responsiveness.  One key piece of feedback we heard from our stockholders in 2020 was a desire for more methods of direct accountability by us as Board members to our stockholders. With that in mind, we are seeking your approval at the Annual Meeting to sunset the classified board system that was in place coming out of our 2018 initial public offering. Further, the Board would like to announce its commitment to move to the use of majority election standards for its elections no later than our 2024 Annual Stockholder Meeting. These are two significant steps that we believe will enhance our accountability to you as stockholders.

Commitment to Board Diversity.  Our Board remains comprised of a majority of independent directors and welcomed Linda P. Mantia as an additional independent director in 2020. As you will see from the Board skills matrix we are disclosing for the first time in this Proxy Statement, the Board emphasizes diversity in its membership and we are proud that 44% of our membership is either ethnically or gender diverse. We ended the year with all Board committees being comprised entirely of independent members, and 33% of them led by a female chair.

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2020 was an important year for our governance development and for Ceridian as a whole. For more information on our growth, governance, and compensation practices that we were focused on this past year, we would encourage you to read the accompanying Proxy Statement and the 2020 Annual Report.

With gratitude for your confidence and support,

David D. Ossip Chair and Chief Executive Officer	Gerald C. Throop Lead Director, Chair of the Audit Committee, Member of the Compensation Committee

vii	2021 PROXY STATEMENT

2021 PROXY STATEMENT SUMMARY

2021 Annual Meeting of Stockholders

Virtual Annual Meeting

Due to the public health concerns relating to the COVID-19 pandemic, and to support the health and wellbeing of our stockholders, guests, and employees, our Annual Meeting will again be conducted in a virtual-only format. You may participate in the Annual Meeting by logging in at www.virtualshareholdermeeting.com/CDAY2021 and providing the control number found in your proxy card, voter instruction form, or Notice.

While you will not be able to attend the Annual Meeting at a physical location, you will have the same rights and opportunities to participate in the virtual Annual Meeting as you would at an in-person meeting. When you enter the Annual Meeting by entering the 16-digit control number found on your proxy card, voter instruction form, or Notice, as applicable, you will be able to vote and ask questions at the Annual Meeting. Questions by shareholders may be submitted in real time during the Annual Meeting and will be addressed by the Board or management of the Company as applicable.

Date and Time

9:00 a.m., Central Daylight Time, Tuesday, April 27, 2021

Place

www.virtualshareholdermeeting.com/CDAY2021

Record Date

March 1, 2021 (the “Record Date”)

How to Cast Your Vote

Your vote is important! Please vote your shares promptly using one of the following methods listed below. See page 2 of this Proxy Statement for additional voting information.

Vote by Internet	Go to www.proxyvote.com 24 hours a day, seven days a week (Have your proxy card in hand when you visit the website)
Vote by Telephone	Call toll-free at 1-800-690-6903 (Have your proxy card in hand when you call)
Vote by Mail	Complete and mail your proxy card
Vote at the Virtual Meeting	Enter the 16-digit control number found on your proxy card, voter instruction form, or Notice, as applicable, at the time you log into the meeting at www.virtualshareholdermeeting.com/CDAY2021

If you hold exchangeable shares of Ceridian AcquisitionCo ULC, please see page 2 below for voting instructions.

viii	2021 PROXY STATEMENT

Matters to be Voted on and Recommendations of the Board of Directors (“Board”)

	Proposal	Board Recommendation	Additional Information
Proposal One	Election of directors	FOR each nominee	Page 6
Proposal Two	Approval of Ceridian’s Fourth Amended and Restated Certificate of Incorporation	FOR	Page 30
Proposal Three	Advisory vote on the compensation of Ceridian’s named executive officers	FOR	Page 59
Proposal Four	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021	FOR	Page 60

Proposal One: Election of Directors

Our Board has nominated David D. Ossip, Andrea S. Rosen, and Gerald C. Throop for election as Class III directors to hold office until the 2024 Annual Meeting of Stockholders. Please refer to page 10 of this Proxy Statement for additional important information about each of the nominees. Each of the nominees is a current member of our Board and has consented to serve if elected. The Board recommends a vote “FOR” each nominee.

		Principal Occupation	Company Director Since		Committee Memberships
Nominee/Age	Class			Independent	Audit	Compensation	Corporate Governance and Nominating

David D. Ossip Age: 54	III	Chief Executive Officer, Ceridian	2015

Andrea S. Rosen Age: 66	III	Independent Director	2018	✓

Gerald C. Throop Age: 63	III	Independent Director	2018	✓

     Chair

     Member

       Audit Committee Financial Expert

Proposal Two: Approval of Fourth Amended and Restated Certificate of Incorporation

We are asking stockholders to approve the Fourth Amended and Restated Certificate of Incorporation which will de-classify our Board over three years in favor of annual director elections. We believe this change will provide stockholders with the opportunity to annually register their views on the collective performance of the Board and on each director individually. The Board recommends that you vote “FOR” the approval of the Fourth Amended and Restated Certificate of Incorporation.

Proposal Three: Advisory Vote on the Compensation of Ceridian’s Named Executive Officers (“NEOs”)

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis (“CD&A”) tabular disclosures and related narrative of this Proxy Statement. The Board recommends a vote “FOR” approval of NEO compensation because it believes that the policies and practices described in the CD&A beginning on page 31 of this Proxy Statement are based on

ix	2021 PROXY STATEMENT

principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests. Since the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Compensation Committee or the Board. However, because we value our stockholders’ view, the Compensation Committee and Board will carefully consider the results of this advisory vote when formulating future executive compensation philosophy, policies, and practices.

Proposal Four: Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2021

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2021, and we are asking our stockholders to ratify this appointment. The Board recommends a vote “FOR” this ratification.

Corporate Governance Highlights

We are committed to sound corporate governance practices. As we enter our fourth year following our initial public offering, our Board has continued to adopt measures designed to bolster the independent leadership on the Board and establish additional meaningful stockholder rights while continuing to maintain best practice efforts adopted previously.

Changes since 2020 Annual Meeting of Stockholders

»    All committees comprised of independent directors

»    Commitment by Board to use majority election standards for director elections no later than 2024 Annual Meeting

»   Proposal to sunset classified board over three years

»   Publication of our initial corporate social responsibility report on March 31, 2021

»    Developed and produced Board skills matrix to focus refreshment efforts and ensure diversity of skills and viewpoints on Board

»   Enhanced our stockholder engagement program, conducting meetings between the chairs of our Compensation Committee and Corporate Governance and Nominating Committee and holders of 56% of our outstanding stock following the Annual Meeting

Continuing Priorities
Conduct annual Board and Board committee self-assessments	Ensure significant Board role in strategy and risk oversight	Conduct regular executive sessions of independent directors at Board and Board committee meetings
Maintain our commitment to diversity with 44% of our Board members being ethnically or gender diverse	No pledging or hedging of Ceridian stock by directors or executive officers	All directors and executive officers satisfy our robust stock ownership guidelines

x	2021 PROXY STATEMENT

Compensation Highlights

Consistent with our pay-for-performance policy, a significant portion of our executive compensation is tied to Ceridian’s performance – most notably through our annual short-term incentive plan and use of stock options as the majority equity vehicle. In 2020, we emphasized stockholder engagement, and we incorporated stockholder feedback into our 2020 and 2021 compensation program through enhanced emphasis on performance-based awards, including the use of performance-based restricted stock units in 2021 as a component of our executive officers’ annual long-term incentive equity awards.

Changes since 2020 Annual Meeting of Stockholders

»   Use of performance-based equity in Management Incentive Plan payout

»   Use of rigorous performance criteria linked directly to the increase of Ceridian’s stock price in special, one-time award to CEO that will not vest before May 8, 2023

»   First-time pay ratio disclosure as we complete our transition from an emerging growth company to a large accelerated filer

»   Use of restricted stock units as part of long-term incentive grants

»   Going forward, include “responsive trigger” change in control provision in our equity award agreements

Continuing Priorities
Maintain Maintain compensation recovery (clawback) policy in the event of material accounting restatement in our financial statements	Align NEO compensation to performance	Utilize Willis Towers Watson as independent compensation consultant to the Compensation Committee to provide services related to executive officer and director compensation	Limit the number and amount of executive perquisites

xi	2021 PROXY STATEMENT

Ceridian HCM Holding Inc.

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

2021 PROXY STATEMENT

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2021 Annual Meeting of Stockholders (the “Annual Meeting”), and at any adjournment, continuation or postponement of the Annual Meeting, for the purposes set forth in this proxy statement for the Annual Meeting (the “Proxy Statement”) and the accompanying Notice of 2021 Annual Meeting of Stockholders (the “Notice”).

In this Proxy Statement, the terms “Ceridian,” “the Company,” “we,” “us” and “our” refer to Ceridian HCM Holding Inc. and its subsidiaries. The mailing address of our principal executive office is Ceridian HCM Holding Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

Time and Date	9:00 a.m., Central Daylight Time, Tuesday, April 27, 2021
Live Webcast	www.virtualshareholdermeeting.com/CDAY2021
Record Date	March 1, 2021 (“Record Date”)
Entitled to Vote

Holders of record of shares of our common stock, $0.01 par value (“Common Stock”), and the holder of the share of special voting preferred stock, par value $0.01 per share (the “Special Voting Share” and together with the Common Stock, the “Voting Stock”), at the close of business on the Record Date, will be entitled to notice of and to vote at the Annual Meeting.

Each share of Common Stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting. In addition, as described below under “How to Vote”, the holder of the Special Voting Share is entitled to vote on all matters on which a holder of our Common Stock is entitled to vote and is entitled to cast a number of votes equal to the number of shares of Common Stock issuable upon exchange of the exchangeable shares of Ceridian AcquisitionCo ULC (the “Exchangeable Shares”) then outstanding.

Shares Outstanding

As of the Record Date, 146,775,771 shares of Common Stock were outstanding and the Special Voting Share represents an additional 2,038,993 shares of Common Stock issuable upon the exchange of the Exchangeable Shares, for a total of 148,814,764 votes represented by the outstanding shares of Voting Stock. The list of stockholders entitled to vote at the Annual Meeting will be (i) available for inspection by any stockholder during the ten-day period prior to the Annual Meeting at the principal place of business (3311 East Old Shakopee Road, Minneapolis, Minnesota 55425); and (ii) open for examination by any stockholder during the entire Annual Meeting within the virtual meeting platform.

Proxy Materials

On or about March 17, 2021, we mailed or made available to our stockholders the proxy materials, including our Proxy Statement, the 2020 Annual Report, and form of proxy or the Notice of Internet Availability.

1	2021 PROXY STATEMENT

How to Vote

There are four ways a stockholder of record can vote:

(1)    By internet at www.proxyvote.com 24 hours a day, seven days a week (have your proxy card in hand when you visit the website);

(2)     By toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

(3)     By completing and mailing your proxy card; or

(4)     By electronic ballot at the Annual Meeting.

In order to be counted, proxies submitted by telephone, internet or U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank, broker or other nominee, please follow the bank’s, broker’s or other nominee’s instructions, as applicable.

If you hold Exchangeable Shares, you are entitled to direct the trustee who holds the Special Voting Share (the “Trustee”) to cast the number of votes equal to the number of shares of Common Stock issuable upon the exchange of the Exchangeable Shares you held on the Record Date via one of the voting methods described above. The Trustee will vote pursuant to your voting instructions, which must be received prior to 5:00pm (Central Daylight Time) on April 22, 2021. Holders of Exchangeable Shares will receive a separate notice containing further details regarding voting instructions.

Admission

The Annual Meeting will be a virtual meeting conducted on the following website:

www.virtualshareholdermeeting.com/CDAY2021

Admission to the Annual Meeting is restricted to stockholders as of the close of business on the Record Date, valid proxy holders of such stockholders, and/or their designated representatives. To participate in the virtual meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). If your shares are held in the name of a bank, brokerage firm or other nominee, you should follow the instructions provided by them in order to participate in the virtual meeting. We recommend that you log in 15 minutes before the start of the Annual Meeting to ensure sufficient time to complete the check-in procedures.

Quorum

A majority of the shares of all issued and outstanding stock entitled to vote on the Record Date must be present at the Annual Meeting or represented by proxy to constitute a quorum. For purposes of determining whether a quorum is present, “all issued and outstanding stock entitled to vote” will include the number of shares of Common Stock issuable upon the exchange of the Exchangeable Shares.

Revoking Your Proxy

Stockholders of record may revoke their proxies by attending the Annual Meeting and voting, by submitting an instrument in writing revoking the proxy, by submitting another duly executed proxy bearing a later date to our Corporate Secretary before the vote is counted, or by voting again using the telephone or internet before the start of the Annual Meeting (your latest telephone or internet proxy is the one that will be counted). If you hold shares through a bank, broker or other nominee, please contact that firm for instructions on how to revoke your prior voting instructions.

2	2021 PROXY STATEMENT

Votes Required to Adopt Proposals

Each share of Common Stock outstanding on the Record Date is entitled to one vote on any proposal presented to stockholders at the Annual Meeting, and the Trustee is entitled to vote on all matters that a holder of our Common Stock is entitled to vote on and is entitled to cast a number of votes equal to the number of shares of Common Stock issuable upon exchange of the Exchangeable Shares then outstanding. As of the Record Date, 146,775,771 shares of Common Stock were outstanding and the Special Voting Share represents an additional 2,038,993 shares of Common Stock issuable upon exchange of the Exchangeable Shares, for a total of 148,814,764 votes represented by the outstanding shares of Voting Stock.

For Proposal One, the election of directors requires the approval of a plurality of votes cast. This means that the three nominees receiving the most “FOR” votes from the holders of the votes represented by the Voting Stock present at the Annual Meeting (either in person or by proxy) and voting on the matter will be elected. Only votes “FOR” will affect the outcome. There is no cumulative voting for the election of directors. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction. Votes “Withheld” and broker non-votes will have no effect on the outcome of the election of directors.

For Proposal Two, the approval of the Fourth Amended and Restated Certificate of Incorporation, the proposal must receive “FOR” votes from the holders of a majority of the votes represented by the Voting Stock – which means it must receive approval from the holders of a majority of the votes represented by the Common Stock and Exchangeable Shares then outstanding. Votes may be cast in favor of or against the proposal or you may “Abstain.” If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction. Abstentions and broker non-votes will have the effect of a vote against this Proposal Two pursuant to Delaware Law. Additionally, any Voting Stock not present at the Annual Meeting will have the effect of a vote against this Proposal Two.

For Proposal Three, regarding the advisory vote on the compensation of our Named Executive Officers, the proposal must receive “FOR” votes from the holders of a majority of the votes represented by the Voting Stock present at the Annual Meeting (in person or by proxy) and voting on the matter. Votes may be cast in favor of or against the proposal or you may “Abstain.” If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction. As the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Compensation Committee or the Board. However, because we value our stockholders’ view, the Compensation Committee and Board will carefully consider the results of this advisory vote when formulating future executive compensation philosophy, policies and practices.

For Proposal Four, ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, the proposal must receive “FOR” votes from the holders of at least a majority of the votes represented by the Voting Stock present at the Annual Meeting (in person or by proxy) and voting on the matter. Votes may be cast in favor of or against the proposal or you may “Abstain.” Your broker or other nominee will have the discretion to vote your shares on this proposal without your instruction.

3	2021 PROXY STATEMENT

Broker Non-Votes

A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary authority to vote with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. If a broker, bank, custodian, nominee or other record holder of our Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then the votes represented by those shares will be treated as broker non-votes with respect to that proposal. In this regard, the election of directors (Proposal One), approval of the Fourth Amended and Restated Certificate of Incorporation (Proposal Two) and Say on Pay (Proposal Three) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore we expect broker non-votes on Proposal One, Proposal Two and Proposal Three. Proposal Four is a routine matter, so we do not expect any broker non-votes on this proposal.

If you do not instruct your broker how to vote with respect to Proposal One, Proposal Two or Proposal Three, your broker may not vote with respect to those proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on all proposals.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not indicate how your shares should be voted on each item, the persons named as proxies will vote “FOR” the election of directors (Proposal One), “FOR” the approval of the Fourth Amended and Restated Certificate of Incorporation (Proposal Two), “FOR” the Say on Pay vote (Proposal Three) and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal Four). The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. We have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will report final voting results by filing a Current Report on Form 8-K with the Securities Exchange Commission (“SEC”) within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

4	2021 PROXY STATEMENT

Additional Solicitation/ Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services. We have retained the services of Georgeson LLC, and may retain the services of other third-parties, to solicit the proxies of certain stockholders for the Annual Meeting. The cost of such services to be rendered by Georgeson LLC is estimated to be $15,000.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” can provide extra convenience for stockholders and cost savings for companies. Ceridian and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or Ceridian that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold Common Stock directly. Any such requests to us in writing should be addressed to: Ceridian HCM Holding Inc., c/o Corporate Secretary, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

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PROPOSAL ONE Election of Directors

Our third amended and restated certificate of incorporation provides that our Board is divided into three classes, with one class being elected at each annual meeting of stockholders. Each director serves a three-year term, with termination staggered according to class. The Class III directors whose terms will expire at the 2021 Annual Meeting of Stockholders are David D. Ossip, Andrea S. Rosen, and Gerald C. Throop. The Board has nominated each of David D. Ossip, Andrea S. Rosen, and Gerald C. Throop for re-election as Class III directors of the Board. As discussed further under Proposal Two, beginning on page 30 of this Proxy Statement, the Board has proposed eliminating this classified board structure over a three-year period starting with the 2022 Annual Meeting.

The following table sets forth summary information regarding each director nominee and continuing director as of the Record Date. Additional information regarding the six continuing directors is available in the Board of Directors section, beginning on page 12 of this Proxy Statement.

Name/Age	Class	Principal Occupation	Company Director Since[1]	Independent	Other public company boards	Committee Memberships
						Audit	Compensation	Corporate Governance and Nominating
Nominees:
David D. Ossip Age: 54	III	Chief Executive Officer, Ceridian	2015		2[2]
Andrea S. Rosen Age: 66	III	Independent Director	2018	✓	3
Gerald C. Throop Age: 63	III	Independent Director	2018	✓	0
Continuing Directors:
Brent B. Bickett Age: 56	I	Senior Advisor, Cannae Holdings, Inc.	2013	✓	0
Ronald F. Clarke Age: 65	I	Chief Executive Officer, FleetCor Technologies, Inc.	2018	✓	1
Ganesh B. Rao Age: 44	I	Managing Director, Thomas H. Lee Partners, L.P.	2013		2
Deborah A. Farrington Age: 70	II	President, StarVest Management, Inc.	2019	✓	2
Thomas M. Hagerty Age: 58	II	Managing Director, Thomas H. Lee Partners, L.P.	2013		4
Linda P. Mantia Age: 52	II	Independent Director	2020	✓	2

Chair of the Board	Committee Chair
Lead Director	Committee Member
Audit Committee Financial Expert

[1]

Indicates the year in which each individual was appointed to serve on the Board of Ceridian HCM Holding Inc. Please note that this date does not reflect past positions held by any director with predecessor entities of Ceridian HCM Holding Inc. For more information on our directors’ service on predecessor entities (if applicable), please refer to the director biographies beginning on page 10 of this Proxy Statement.

[2]	Mr. Ossip serves as a director of two public special purpose acquisition companies (“SPAC”) affiliated with Dragoneer Investment Group. His service on the SPAC boards has a minimal time commitment.

6	2021 PROXY STATEMENT

SIGNIFICANT BOARD REFRESHMENT		AGE DISTRIBUTION
5	New Directors over the past 4 Years	59	Average age of Directors and Director Nominees
		Age range: 44 - 70

BOARD TENURE

Board Selection Criteria

The Corporate Governance and Nominating Committee has recommended, and the Board has nominated, each Class III nominee for election to the Board after considering the following criteria:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;
•	Current knowledge and contacts in the communities in which Ceridian does business and in Ceridian’s industry or other industries relevant to Ceridian’s business;
•	Ability and willingness to commit adequate time to Board and committee matters;
•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to Ceridian’s needs; and
•

Diversity of viewpoints, background, experience, and other demographics. In considering the diversity of a potential nominee, the Board will consider all aspects of diversity in order to enable the Board to perform its duties and responsibilities effectively.

7	2021 PROXY STATEMENT

Board Diversity

As described above, the Board carefully considers the diversity of viewpoints, background, experience and other demographics in selecting nominees for election to the Board. This section will provide an overview of the information relied upon by the Board in performing this analysis.

Skill Diversity

The Board relies on the matrix below which summarizes what our Board believes are desirable types of experience, qualifications, attributes and skills possessed by one or more of our directors in selecting nominees for election to the Board.

Strategic Transformation Leadership (Experience driving strategic direction and growth of an organization shifting its business strategy)	●	●	●	●	●	●	●	●	●	9
Public Company Board Service	●	●	●	●	●	●	●	●	●	9
C Suite or Senior Management Leadership	●	●	●	●	●	●		●	●	8
Industry Background (Human Capital Management, Financial Services, Fintech, Payments)	●	●	●	●	●	●	●	●	●	9
Technology or Software Experience (Implementing technology strategies for long-term R&D, planning and strategy)		●	●	●	●	●	●		●	7
Financial Literacy (Experience or expertise in financial accounting and reporting or the financial management)	●	●	●	●	●	●	●	●	●	9
Global Business Background (Experience and exposure to markets and cultures outside the U.S.)	●	●	●	●	●	●	●	●	●	9
Mergers & Acquisitions; Corporate Finance	●	●	●	●	●	●	●	●	●	9
Human Resources and Talent Management		●	●		●	●	●			5
Enterprise Risk Management / Cybersecurity	●		●	●	●	●	●		●	7
ESG (Experience in ESG, community affairs, and/or corporate responsibility including sustainability, diversity and inclusion)			●	●	●	●	●	●		6

8	2021 PROXY STATEMENT

Demographic Diversity

The Board also takes the ethnic and gender diversity of its membership into account when selecting nominees for election to the Board.

DIRECTOR DIVERSITY: GENDER AND ETHNICITY	BOARD COMMITTEES CHAIRED BY WOMEN
33% of Committees Chaired by Women

Stockholder Recommendations

The Board will consider all submitted stockholder recommendations for Board nominees in making its nominations. Stockholders may submit recommendations for director candidates to the Corporate Governance and Nominating Committee by sending the individual’s name and qualifications to Ceridian HCM Holding Inc., c/o Corporate Secretary, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425. The Corporate Secretary will forward all stockholder recommendations to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management. Please see “Transaction of Other Business and Other Information” beginning on page 67 for more information.

Director Nominees

Our Board has nominated David D. Ossip, Andrea S. Rosen, and Gerald C. Throop for election as Class III directors to hold office until the 2024 Annual Meeting or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each of the nominees. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

9	2021 PROXY STATEMENT

 Information Concerning Nominees for Election for a Three-Year Term Ending at the 2024 Annual Meeting

The biographies of each of the nominees contain information regarding each such person’s service as a director, business experience, public company director positions held as of February 15, 2021 and at any time during the last five years and the experience, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of the Company.

David D. Ossip Age 54 Director and Chair of the Board since 2015 Non-Independent	Background

Mr. Ossip is Chair of the Board and Chief Executive Officer for Ceridian HCM Holding Inc., positions he has held since August 2015 and July 2013, respectively. Mr. Ossip joined us following our acquisition of Dayforce Corporation in 2012, where he held the position of chief executive officer. Mr. Ossip currently serves as a director of the following special purpose acquisition companies: Dragoneer Growth Opportunities Corp, a New York Stock Exchange (“NYSE”) listed company; and Dragoneer Growth Opportunities Corp II, a NASDAQ listed company.[3]

Qualifications
We believe that Mr. Ossip’s managerial and strategic expertise along with his deep knowledge of our industry make him well-qualified to serve as a director.
Other Current Public Company Boards
Dragoneer Growth Opportunities Corp Dragoneer Growth Opportunities Corp II

Andrea S. Rosen Age 66 Director since 2018 Independent Committees • Audit • Corporate Governance and Nominating	Background

Ms. Rosen has served as a director since July 2018. In addition, Ms. Rosen serves on the boards of directors of Emera Inc., a Toronto Stock Exchange (“TSX”) listed company, Manulife Financial Corporation, a NYSE and TSX listed company, and Element Fleet Management Corp., a TSX listed company. Ms. Rosen was vice chair of TD Bank Financial Group, a company which offered a full range of financial products and services, and president of TD Canada Trust from 2002 to 2005. Previously, she was executive vice president of TD Commercial Banking and vice chair of TD Securities. Further, she had previously served as a director of Hiscox Ltd., a company listed on the London Stock Exchange.

Qualifications
We believe that Ms. Rosen’s experience on boards of directors and her strategic experience in those roles make her well-qualified to serve as a director.
Other Current Public Company Boards
Element Fleet Management Corp. Emera Inc. Manulife Financial Corporation

[3]	Mr. Ossip’s service on the SPAC boards has a minimal time commitment.

10	2021 PROXY STATEMENT

Gerald C. Throop Age 63 Director since 2018 and Lead Director since 2019 Independent Committees • Audit (Chair) • Compensation	Background

Mr. Throop has served as a director since April 2018 and Lead Director since November 2019. Since 2011, Mr. Throop has worked independently as a private equity investor, director, and advisor to early stage companies. Prior to 2011, he spent 17 years in executive leadership positions in the securities and banking industry, including the position of executive vice president, managing director, and head of equities for both National Bank of Canada and Merrill Lynch Canada. Mr. Throop has served as either a member of the board of directors or the chief financial officer of several companies that were TSX listed at the time of his service, including Workbrain Corporation, Toronto Stock Exchange, Call-Net Enterprises/Sprint Canada Inc., and Tie Telecommunications Canada Limited. Mr. Throop is a Chartered Public Accountant.

Qualifications
We believe that Mr. Throop’s financial, managerial, and investment experience make him well-qualified to serve as a director.
Other Current Public Company Boards
None

Recommendation of the Board

In addition to each nominee’s specific experience, qualifications, attributes, and skills that led the Board to the conclusion that such person should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees. As a result, the Board recommends that you vote “for” the election of each of the nominees.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

11	2021 PROXY STATEMENT

BOARD OF DIRECTORS

In addition to the director nominees described above, six directors will continue to serve on the Board following the Annual Meeting. The biographies of each of the incumbent directors is below, including information regarding each person’s service as a director, business experience, public company director positions held currently or at any time during the last five years and the experience, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of the Company.

Incumbent Class I Directors – Term Expiring at the 2022 Annual Meeting:

Brent B. Bickett Age 56 Director since 2013 Independent Committees • Compensation (Chair) • Corporate Governance and Nominating	Background

Mr. Bickett has served as a director of Ceridian HCM Holding Inc. since December 2013. He also served as a director or manager for other Ceridian entities between May 2007 and April 2018. Mr. Bickett is currently a senior advisor of Cannae Holdings, Inc. (“Cannae”), a diversified holding company and a NYSE listed company, where he also previously served as president from April 2017 to December 2020. Mr. Bickett also previously served as executive vice president of corporate strategy at Fidelity National Financial, Inc., a provider of title insurance and settlement services. Mr. Bickett previously served as a director for J. Alexander’s Holdings, Inc. and Remy International, Inc.

Qualifications
We believe that Mr. Bickett’s extensive investment, management, transaction, and corporate strategy expertise make him well-qualified to serve as a director.
Other Current Public Company Boards
None.

Ronald F. Clarke Age 65 Director since 2018 Independent Committees • Compensation

Background

Mr. Clarke has served as a director of Ceridian HCM Holding Inc. since July 2018. Mr. Clarke has been the chief executive officer of FleetCor Technologies, Inc., a leading global business payments company and a NYSE listed company, since August 2000 and has served as chairman of its board of directors since March 2003. From 1999 to 2000, Mr. Clarke served as president and chief operating officer of AHL Services, Inc., a staffing firm. From 1990 to 1998, Mr. Clarke served as chief marketing officer and later as a division president with Automatic Data Processing, Inc., a computer services company. From 1987 to 1990, Mr. Clarke was a principal with Booz Allen Hamilton, a global management consulting firm. Earlier in his career, Mr. Clarke was a marketing manager for General Electric Company, a diversified technology, media, and financial services corporation.

Qualifications We believe that Mr. Clarke’s management and leadership experience make him well-qualified to serve as a director.
Other Current Public Company Boards FleetCor Technologies, Inc.

12	2021 PROXY STATEMENT

Ganesh B. Rao Age 44 Director since 2013 Non-Independent	Background

Mr. Rao has served as a director of Ceridian HCM Holding Inc. since September 2013, and other Ceridian entities between May 2013 and April 2018. Mr. Rao is a managing director of Thomas H. Lee Partners, L.P. (“THL”), a private equity firm, which he joined in 2000. Prior to joining THL, Mr. Rao worked at Morgan Stanley & Co. Incorporated in the mergers & acquisitions department. Mr. Rao currently serves on the boards of directors of Black Knight, Inc. and Dun & Bradstreet Holdings, Inc., both NYSE listed companies. Previously, Mr. Rao also served as a director for MoneyGram International, Inc. a NASDAQ listed company.

Qualifications

We believe that Mr. Rao’s managerial and strategic expertise working with large growth-oriented companies as a managing director of THL and his experience enhancing value at such companies make him well-qualified to serve as a director.

Other Current Public Company Boards
Black Knight, Inc. Dun & Bradstreet Holdings, Inc.

Incumbent Class II Directors – Term Expiring at the 2023 Annual Meeting:

Deborah A. Farrington Age 70 Director since 2019 Independent Committees • Audit • Corporate Governance and Nominating (Chair)	Background

Ms. Farrington has served as a director of Ceridian HCM Holding Inc. since April 2019. Ms. Farrington is a founder and President of StarVest Management, Inc., a registered investment firm, and since 1999 has been a general partner of StarVest Partners, L.P., a growth equity firm. Ms. Farrington currently serves on the boards of directors of NCR Corporation and RedBall Acquisition Corp., both NYSE listed companies. Within the past five years, Ms. Farrington also served on the board of directors of Collectors Universe, Inc., a NASDAQ listed company, and NetSuite, Inc., a NYSE listed company. Earlier in her career, Ms. Farrington was an investment banker and executive with Merrill Lynch & Co., an investment bank.

Qualifications

We believe that Ms. Farrington’s executive leadership and extensive experience on boards of directors, as well as her experience in software and financial services, makes her well-qualified to serve as a director.

Other Current Public Company Boards NCR Corporation RedBall Acquisition Corp.

13	2021 PROXY STATEMENT

Thomas M. Hagerty Age 58 Director since 2013 Non-Independent	Background

Mr. Hagerty has served as a director of Ceridian HCM Holding Inc. since September 2013, and other Ceridian entities between April 2008 and April 2018. Mr. Hagerty is a managing director of THL, a private equity firm, which he joined in 1988. Mr. Hagerty currently serves on the boards of directors of Black Knight, Inc., Dun & Bradstreet Holdings, Inc., Fidelity National Financial, Inc., FleetCor Technologies, Inc., and Foley Trasimene Acquisition Corp, all NYSE listed companies. Within the past five years, Mr. Hagerty also served as a director for First Bancorp and Fidelity National Information Services, Inc.

Qualifications

We believe that Mr. Hagerty’s managerial and strategic expertise working with large growth-oriented companies as a managing director of THL and his experience in enhancing value at such companies, along with his expertise in corporate finance, make him well-qualified to serve as a director.

Other Current Public Company Boards
Black Knight, Inc. Dun & Bradstreet Holdings, Inc. Fidelity National Financial, Inc. FleetCor Technologies, Inc. Foley Trasimene Acquisition Corp
Linda P. Mantia Age 52 Director since 2020 Independent Committees • Audit	Background

Ms. Mantia has served as a director of Ceridian HCM Holding Inc. since June 2020. In addition, Ms. Mantia currently serves on the boards of directors of McKesson Corporation, a NYSE listed company, and MindBeacon Holdings Inc., a TSX listed company. Prior to joining our Board, Ms. Mantia was Senior Executive Vice President, Chief Operating Officer of Manulife Financial Corporation, an international insurance and financial service company listed on the NYSE and TSX. Ms. Mantia also previously served as Executive Vice President of Digital, Payments and Cards at Royal Bank of Canada (“RBC”), a multinational financial services company listed on the NYSE, as well as in other leadership roles at RBC, including Executive Vice President, Global Cards and Payments. Earlier in her career, Ms. Mantia worked at McKinsey & Co., a global management consulting firm, and prior to that, she practiced law at Davies Ward Phillips & Vineberg LLC.

Qualifications
We believe that Ms. Mantia’s executive leadership roles and her financial services, payments and digital technology experience makes her well-qualified to serve as a director.
Other Current Public Company Boards
McKesson Corporation MindBeacon Holdings Inc.

14	2021 PROXY STATEMENT

Director Independence

We have a majority of independent directors serving on our Board and each of the committees of our Board are comprised solely of independent directors. Our Board has affirmatively determined that Messrs. Bickett, Clarke and Throop, and Mses. Farrington, Mantia and Rosen are independent directors under the applicable rules of the New York Stock Exchange after considering, among other things, their interests, as applicable, in any related party transactions described below under “Certain Relationships and Related Party Transactions”.

INDEPENDENT DIRECTORS
66%
of Directors are Independent

Board Leadership Structure

Under our Board’s current leadership structure, we have an executive Chair and an independent Lead Director.

Mr. Ossip, our Chief Executive Officer, serves as Chair of our Board. He presides over meetings of our Board and holds such other powers and carries out such other duties as are customarily carried out by the chair of a board of directors. Our Board believes that the current Board leadership structure, which includes a Lead Director, provides effective independent oversight of management while allowing our Board and management to benefit from Mr. Ossip’s leadership and years of managerial and strategic experience. Our Board believes Mr. Ossip is best positioned to identify strategic priorities, lead critical discussions and execute our strategy and business plans, and that he possesses detailed in-depth knowledge of the issues, opportunities and challenges facing Ceridian. Our Board believes that Mr. Ossip’s combined role enables strong leadership, creates clear accountability, facilitates information flow between management and our Board, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders.

Mr. Throop was elected by the independent directors to serve as our independent Lead Director. He is empowered with and exercises robust, well-defined duties as set forth in our Corporate Governance Guidelines, a copy of which is available on our website located at www.ceridian.com. The primary duties of the Lead Director include:

•

advise the Chair concerning matters for the Board to consider and information to be provided to the Board, including through the retention of advisors and consultants who report directly to the Board, and collaborate with the Chair concerning meeting agendas and schedules;

•

preside at meetings of the Board in the absence of, or upon the request of, the Chair and call and preside over all executive sessions of non-employee directors and independent directors and report to the Board, as appropriate, concerning such executive sessions; and

•

serve as a liaison and supplemental channel of communication between non-employee directors and independent directors and the Chair, and as the principal liaison for consultation and communication between major stockholders and the non-employee directors and independent directors.

15	2021 PROXY STATEMENT

Meetings of the Board of Directors and Stockholders

Our Board held ten meetings in fiscal year 2020. Each director attended at least 92% of all meetings of the Board and the committees on which they served that were held during fiscal year 2020 (and to the extent that such meetings were held during the time that each director served on our Board). All directors are encouraged to attend our annual meeting of stockholders. All current directors attended last year’s annual meeting of stockholders except Ms. Mantia, who joined the Board following the annual meeting in June 2020.

BOARD MEETINGS	COMMITTEE MEETINGS	ATTENDANCE
		Each director attended at least
10	25	92%
Board meetings in fiscal year 2020	Meetings of all Board committees in fiscal year 2020	of all meetings of the Board and committees on which they served

Committees of the Board of Directors

Our Board has established an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Each committee operates under a charter that has been approved by our Board and has the composition and responsibilities described below. Members serve on these committees until their resignations or until otherwise determined by our Board. The charter of each committee is available on our website at www.ceridian.com.

AUDIT COMMITTEE

Meetings held in 2020: Eleven

Purpose:  The primary purpose of our Audit Committee is to assist the Board’s oversight of, among other things:

•       audits of our financial statements;

•       the integrity of our financial statements;

•       our policies and practices with respect to risk assessment and risk management (except with respect to those risks for which oversight is assigned to another Board committee);

•       the conduct and systems of internal control over financial reporting and disclosure controls and procedures;

•       the qualifications, engagement, compensation, independence, and performance of our independent auditor;

•       the performance of our internal audit function; and

•       review with management the Company’s policies and practices with respect to risk assessment and risk management.

Composition:  The Audit Committee is currently composed of Mses. Farrington, Mantia and Rosen and Mr. Throop. Mr. Throop serves as chair of the Audit Committee, and each of Mses. Farrington, Mantia and Rosen and Mr. Throop qualify as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d) of Regulation S-K. Our Board has affirmatively determined that each of Mses. Farrington, Mantia and Rosen and Mr. Throop qualify as audit committee financial experts and meet the definition of an “independent director” for the purposes of serving on the Audit Committee under applicable NYSE rules and Rule 10A-3 under the Exchange Act. The Audit Committee is governed by a charter that complies with the rules of the NYSE.

16	2021 PROXY STATEMENT

COMPENSATION COMMITTEE

Meetings held in 2020: Nine

Purpose:  The primary purpose of our Compensation Committee is to assist the Board in overseeing our management compensation policies and practices, including, among other things:

•       determining and approving the compensation of our executive officers;

•       reviewing and approving incentive compensation awards to executive officers; and

•       making recommendations to the Board with respect to all equity-based compensation plans.

Composition:  Our Compensation Committee is composed of Messrs. Bickett, Clarke and Throop. Mr. Bickett serves as chair of the Compensation Committee. All members of the Compensation Committee meet the required independence standards under applicable NYSE and SEC rules. The Compensation Committee is governed by a charter that complies with the rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been one of our executive officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Meetings held in 2020: Five

Purpose:  The primary purposes of our Corporate Governance and Nominating Committee are to, among other things:

•       make recommendations to the Board regarding nomination of individuals as members of the Board and its committees;

•       assist the Board with identifying individuals qualified to become Board members; and

•       determine corporate governance practices and related matters.

Further, the Corporate Governance and Nominating Committee provides oversight of Ceridian’s sustainability and “ESG” efforts.

Composition:  Our Corporate Governance and Nominating Committee is comprised of Mses. Farrington and Rosen and Mr. Bickett. Ms. Farrington serves as chair of the Corporate Governance and Nominating Committee. Our Board has affirmatively determined that each of Mses. Farrington and Rosen and Mr. Bickett meet the definition of an “independent director” for purposes of serving on the Corporate Governance and Nominating Committee under applicable NYSE rules. The Corporate Governance and Nominating Committee is governed by a charter that complies with the rules of the NYSE.

17	2021 PROXY STATEMENT

Board’s Role in Risk Oversight

Our Board works directly with management to review Ceridian’s major areas of risk, assess management’s strategies for adequately managing risk, and determine the levels of risk appropriate for Ceridian.

The Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee support the Board in exercising its risk oversight duties by overseeing the risks within the purview of their respective substantive areas. The chairs of each committee report on any committee-level risk-related discussions to the Board at each regular meeting of the Board. This reporting process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Audit Committee oversees our process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures. The Audit Committee regularly reviews with management our policies and practices with respect to risk assessment and risk management – including in the areas of cybersecurity and other information technology risk and privacy.

Our Compensation Committee oversees risks related to compensation policies and practices impacting recruitment and retention of executive talent, including reviewing and approving the annual compensation risk assessment conducted by management.

Our Corporate Governance and Nominating Committee oversees risks primarily related to corporate governance and related matters, including Board composition and refreshment and sustainability/ “ESG”.

Additional information regarding the responsibilities of each committee is available in the Committees of the Board of Directors section, beginning on page 16 of this Proxy Statement, and in the charters of each of the Board committees.

18	2021 PROXY STATEMENT

DIRECTOR COMPENSATION

The Board of Directors believes that compensation for directors should be competitive, aligned with shareholders, and reflect the highest standards of corporate governance.

Fiscal Year 2020 Director Compensation Changes

To meet the stated objectives for our director compensation program, the Compensation Committee thoroughly reviewed the program in 2020 and recommended some modifications to ensure that we continued to provide a competitive compensation program, which included enhanced shareholder alignment and reflected our corporate governance principles.

In 2020, the director compensation program was amended to:

•	permit all non-employee directors of the Board of Directors to participate in the director compensation program based on the continued contributions of all such members of the Board;
•	increase the size of the annual equity grant to $250,000 from $150,000;
•	provide that directors may be able to elect to receive all equity and cash awards in the form of restricted stock units, stock options or a combination of the two;
•

have annual equity awards vest pro-rata on a quarterly basis instead of one-year cliff vesting on the first anniversary of the date of grant to have the vesting of equity awards be in line with the payment of cash compensation;

•	increase the fee paid to the Lead Director to $50,000 from $30,000; and
•	provide for a one-time equity grant valued at $200,000 be made to new non-employee directors added to the Board of Directors.

The increase in the amount of the annual equity awards and the Lead Director fee were determined by our Compensation Committee to be in line with market competitive practices.  The other compensation elements – annual cash retainer and additional cash Committee chair fees – were not changed.

Current Director Compensation Program

The current director compensation program consists of:

•	An annual cash retainer of $50,000;
•	Annual equity award grants of $250,000;
•	Annual cash Committee chair fees (Audit - $20,000, Compensation - $12,500, Corporate Governance & Nominating Committee - $7,500);
•	Annual cash Lead Director fee of $50,000; and
•	One-time restricted stock unit grant with a value of $200,000 made to non-employee directors upon appointment to the Board.

The annual cash retainer and annual cash Committee chair and Lead Director fees are paid pro-rata quarterly.  Directors are given the flexibility to elect to receive any portion of their annual cash retainer or annual cash Committee chair and Lead Director fees in the form of equity award grants and to receive any annual equity awards in the form of either restricted stock units, time-based stock options or any combination of the two.  Annual equity award grants, regardless of form, vest pro-rata quarterly over one year following the date of grant. The one-time restricted stock unit award vests pro-rata annually over a three-year period following the date of grant.

19	2021 PROXY STATEMENT

All of our directors may be reimbursed for approved director education courses and out-of-pocket travel expenses incurred in connection with attendance at Board and Board committee meetings and other Board-related activities.

Director Stock Ownership Principles

Stock ownership and shareholder alignment are key principles of our director compensation program.  We want these principles to be reinforced from a director’s appointment to the Board of Directors until their service concludes.  Therefore, we provide for annual elections where directors may receive any portion of their annual cash fees in the form of equity awards and provide a one-time equity award totaling $200,000 upon a non-employee director’s appointment to the Board of Directors.  Five directors received this one-time restricted stock unit award in 2020 (Mr. Clarke, Ms. Farrington, Ms. Mantia, Ms. Rosen, and Mr. Throop) as they were new to the Board since or at the initial public offering.

Not unlike our executives, the Board of Directors is also expected to own our common stock.  Therefore, the Board of Directors has a stock ownership guideline covering all directors.  The guideline calls for non-employee directors to hold shares totaling five times the annual cash retainer; such directors have five years to reach the guideline.  The Board of Directors evaluates compliance relative to this guideline annually.

Director Compensation for Fiscal Year 2020

The following table presents the total annual compensation for each person who served as a member of our Board of Directors during 2020, other than Mr. Ossip, and includes a one-time $200,000 restricted stock unit grant in August 2020 for Messrs. Clarke and Throop and Mses. Farrington, Mantia, and Rosen. Mr. Ossip received no additional compensation for his service as a member of our Board of Directors during 2020.

Name	Fees Earned or Paid in Cash ($)(2)(3)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(5)	Total ($)(6)

Brent B. Bickett(1)	—	$312,500	$—	$312,500

Ronald F. Clarke	—	$300,000	$200,000	$500,000

Deborah A. Farrington	$44,148	$450,000	$20,000	$514,148

Thomas M. Hagerty(1)	—	$—	$300,000	$300,000

				—
Linda Mantia(1)	—	$400,000	$100,000	$500,000

Ganesh B. Rao(1)	—	$300,000	—	$300,000
	—

Andrea S. Rosen	$16,621	$200,000	$300,000	$516,621

	$—
Gerald C. Throop	$16,621	$200,000	$370,000	$586,621

(1)

Mr. Bickett, Mr. Hagerty, and Mr. Rao began participating in the director compensation program in August 2020. Ms. Mantia began participating in the director compensation program when she became a director in June 2020.

(2)	Represents fees earned in Fiscal Year 2020. Our directors are paid their cash fees in installments in arrears quarterly.
(3)

When Mr. Bickett was added to the program in August 2020, he elected to receive all $300,000 of his 2020 annual cash and equity compensation and his $12,500 Compensation Committee Chair fee in the form of restricted stock units for a total of 4,211 restricted stock units.

In May 2020, Mr. Clarke elected to receive all $200,000 of his 2020 annual cash and equity compensation in the form of stock options, for a total of 9,532 stock options. In August 2020, Mr. Clarke elected to receive all $100,000 of his 2020 annual equity compensation increase in the form of restricted stock units, for a total of 1,348 restricted stock units.

In May 2020, Ms. Farrington elected to receive all $150,000 of her 2020 annual equity compensation in the form of restricted stock units for a total of 2,298 restricted stock units, $12,500 of her annual cash compensation and $7,500 of her Nominating Chair fee in the form of stock options, for a total of 953 stock options, and the remaining $37,500 of her annual cash compensation in the form of cash. In August 2020, Ms. Farrington elected to receive all $100,000 of her 2020 annual compensation increase in the form of restricted stock units, for a total of 1,348 restricted stock units. In 2020, based on elections made in 2019 and 2020, Ms. Farrington earned (i) $41,655 of the $50,000 annual cash retainer, the remainder of

20	2021 PROXY STATEMENT

which was taken in equity, and (ii) $2,493 of the $7,500 annual cash Corporate Governance and Nominating Committee chair fee, the remainder of which was taken in equity.

In August 2020, Mr. Hagerty elected to receive all $300,000 of his 2020 annual cash and equity compensation in the form of stock options, for a total of 11,609 stock options.

In June 2020, Ms. Mantia elected to receive all $200,000 of her 2020 annual cash and equity compensation in the form of restricted stock units, for a total of 2,626 restricted stock units. In August 2020, Ms. Mantia elected to receive all $100,000 of her 2020 annual equity compensation increase in the form of stock options, for a total of 3,869 stock options.

In August 2020, Mr. Rao elected to receive all $300,000 of his 2020 annual cash and equity compensation in the form of restricted stock units, for a total of 4,043 restricted stock units.

In May 2020, Ms. Rosen elected to receive all $200,000 of her 2020 annual cash and equity compensation in the form of stock options, for a total of 9,532 stock options. In August 2020, Ms. Rosen elected to receive all $100,000 of her 2020 annual compensation increase in the form of stock options, for a total of 3,869 stock options. In 2020, based on elections made in 2019, Ms. Rosen also earned $16,621 of the $50,000 annual cash retainer.

In May 2020, Mr. Throop elected to receive all $200,000 of his 2020 annual cash and equity compensation, all $20,000 of his annual Audit Committee Chair fee, and all $30,000 of his Lead Director fee in the form of stock options, for a total of 11,916 stock options. In August 2020, Mr. Throop elected to receive all $100,000 of his 2020 annual compensation increase and all $20,000 of his Lead Director fee increase in the form of stock options, for a total of 4,643 stock options.  In 2020, based on elections made in 2019, Mr. Throop also earned  (i) $9,973 of the $20,000 annual cash Audit Committee Chair fee, and (ii) $6,648 of the then $30,000 annual cash Lead Director fee.

In addition, the following directors received a one-time $200,000 restricted stock unit grant in August 2020: Messrs. Clarke and Throop, and Mses. Farrington, Mantia, and Rosen.

(4)

Represents the aggregate grant date fair value of the restricted stock unit awards granted in 2020, computed in accordance with Financial Accounting Standards Board Account Standards Codification (“FASB ASC”) Topic 718. These values have been determined based on the assumptions set forth in Note 2 to our consolidated financial statements included in the 2020 Annual Report. The closing price on the grant dates of May 8, 2020, June 15, 2020, and August 21, 2020 were used in calculating the grant date fair value and were $65.26, $76.14, and $74.20, respectively.

(5)

Represents the aggregate grant date fair value of the stock option awards granted in 2020, computed in accordance with Financial Accounting Standards Board Account Standards Codification (“FASB ASC”) Topic 718. These values have been determined based on the assumptions set forth in Note 2 to our consolidated financial statements included in the 2020 Annual Report. The grant date fair value of the stock options awards is based on a Black-Scholes model valuation determined on the date of grant, which was May 8, 2020, June 15, 2020, and August 21, 2020.  The actual value of the stock option awards, if any, to be realized by a director depends on whether the price of our common stock at exercise is greater than the exercise price of the stock options.

(6)

As of December 31, 2020: (a) Mr. Bickett holds 3,158 restricted stock units that vest in three installments beginning on February 21, 2021; (b) Mr. Clarke holds 4,766 stock options that vest in two quarterly installments beginning on February 8, 2021, 1,895 restricted stock units that vest on August 10, 2021, 1,011 restricted stock units that vest in three quarterly installments beginning on February 21, 2021, and 2,695 restricted stock units that vest in three annual installments beginning on August 21, 2021; (c) Ms. Farrington holds 476 stock options that vest in two quarterly installments beginning on February 8, 2021, 1,148 restricted stock units that vest in two quarterly installments beginning on February 8, 2021, 1,011 restricted stock units that vest in three quarterly installments beginning on February 21, 2021, and 2,695 restricted stock units that vest in three annual installments beginning on August 21, 2021; (d) Mr. Hagerty holds 8,706 stock options that vest in three quarterly installments beginning on February 21, 2021; (e) Ms. Mantia holds 2,901 stock options that vest in three quarterly installments beginning on February 21, 2021, 1,312 restricted stock units that vest in two quarterly installments beginning on March 15, 2021, 2,695 restricted stock units that vest in three annual installments beginning on August 21, 2021, and 1,314 vested and issuable restricted stock units; (f) Mr. Rao holds 3,032 restricted stock units that vest in three quarterly installments beginning on February 21, 2021; (g) Ms. Rosen holds 4,766 stock options that vest in two quarterly installments beginning on February 8, 2021, 2,901 stock options that vest in three quarterly installments beginning on February 21, 2021, 1,895 restricted stock units that vest on August 10, 2021 and 2,695 restricted stock units that vest in three annual installments beginning on August 21, 2021; and (h) Mr. Throop holds 5,958 stock options that vest in two quarterly installments beginning on February 8, 2021, 3,482 stock options that vest in three quarterly installments beginning on February 21, 2021, 2,652 restricted stock units that vest on April 25, 2021, 2,695 restricted stock units that vest in three annual installments beginning on August 21, 2021, and 9,291 vested and issuable restricted stock units.

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CORPORATE GOVERNANCE

Code of Conduct

We have a Code of Conduct that applies to all employees, contractors, officers and directors of Ceridian HCM Holding Inc. and its majority-owned subsidiaries and controlled affiliates. A copy of the Code of Conduct is available on our website located at www.ceridian.com. Any amendments to or waivers from our Code of Conduct granted to directors or executive officers will be disclosed on our website promptly following the date of such amendment or waiver.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE and the TSX, which serve as a flexible framework within which our Board and its committees operate. These guidelines cover several areas, including Board composition, roles of the Chair and Lead Director, director nominations and Board membership criteria, Board meetings and executive sessions, Board committees, management succession, Board compensation, expectations of directors, Board performance evaluations, and access to management and outside advisors. A copy of our Corporate Governance Guidelines is posted on our website at www.ceridian.com.

Director Service on Other Public Company Boards

We value the experience directors bring from other boards on which they serve, but also recognize that those boards may present demands on a director’s time and availability and may present conflicts or legal issues. Accordingly, under our Corporate Governance Guidelines, a director is required to receive approval from the Chair of the Corporate Governance and Nominating Committee and the Corporate Secretary prior to joining a new board of directors or undertaking other significant commitments involving affiliation with other businesses or governmental agencies. The guidelines state that no director may sit on more than five public company boards (including the Company’s), and no director who is a CEO of a public company may sit on the board of more than two public companies besides the public company for which they are CEO. The Corporate Governance and Nominating Committee has considered and granted waivers to the board limits noted in the Corporate Governance Guidelines based on extenuating circumstances, such as limited time commitment of SPAC board service and anticipated length of service on such board.  Since the 2020 annual stockholders meeting and after determining that additional board service would not interfere with Mr. Hagerty’s duties on our Board or the Company, the Corporate Governance and Nominating Committee granted a waiver for his service on the board of directors of Foley Trasimene Acquisition Corp, a SPAC with minimal time commitment.

No-Hedging and No-Pledging Policy

Our Insider Trading and Tipping Policy prohibits the hedging or pledging of Ceridian stock by our directors or executive officers unless an exception is granted by the Board of Directors. No exceptions to the policy have been granted.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines (the “Stock Ownership Guidelines”) to encourage equity ownership by our executive officers and non-employee directors in order to reinforce the link between their financial interests and those of our stockholders. A person covered by the Stock Ownership Guidelines will have five (5) years from the later of February 27, 2020 or the date the individual becomes a covered person to satisfy the stock ownership requirements.

We set the Stock Ownership Guidelines for our non-employee directors based on a multiple of their annual base cash retainer as of December 31 of each year. Qualifying Shares under the Stock Ownership Guidelines consist of:

•	shares of Common Stock or Exchangeable Shares held directly or beneficially owned by the non-employee director; and

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•	vested time-based vesting restricted stock units held directly by the non-employee director and granted to the non-employee director under a Ceridian equity plan.

Under our Stock Ownership Guidelines, each non-employee director is expected to own an amount of our stock equal in value to five times his or her annual base cash retainer. The following table reflects the stock owned as of December 31, 2020 against the Stock Ownership Guidelines for each non-employee director:

Covered Person	Guideline Multiple	Annual Cash Retainer ($)	Stock Ownership Guideline Requirement ($)	Stock Ownership (#)		Total Value of Stock Ownership ($)(1)	Compliant with the Guideline
Brent B. Bickett	5x	$50,000	$250,000	88,427	(2)	$8,939,970	Yes
Ronald F. Clarke	5x	$50,000	$250,000	8,114	(3)	$820,325	Yes
Deborah A. Farrington	5x	$50,000	$250,000	4,478	(4)	$452,726	Yes
Thomas M. Hagerty	5x	$50,000	$250,000	243,891	(5)	$24,657,380	Yes
Linda P. Mantia	5x	$50,000	$250,000	1,314	(6)	$132,845	Yes	(7)
Ganesh B. Rao	5x	$50,000	$250,000	34,781	(8)	$3,516,359	Yes
Andrea S. Rosen	5x	$50,000	$250,000	3,082	(9)	$311,590	Yes
Gerald C. Throop	5x	$50,000	$250,000	41,212	(10)	$4,166,533	Yes

(1)

Under the Stock Ownership Guidelines, the value of the stock ownership is based on the trailing 20-day simple moving average stock price of our Common Stock prior to December 31, 2020 ($101.10 per share).

(2)	Consists of (i) 1,053 shares of Common Stock, and (ii) 87,374 shares of Common Stock held by Bickett of Ponte Verde Beach Limited Partnership.
(3)	Consists of 8,114 shares of Common Stock.
(4)	Consists of 4,478 shares of Common Stock.
(5)

Consists of (i) 114,256 shares of Common Stock; (ii) 114,235 shares of Common Stock held by Hagerty Family 2006 Trust; and (iii) 15,400 shares of Common Stock held by a private charitable foundation of which Mr. Hagerty shares voting and dispositive power.

(6)	Consists of 1,314 shares of Common Stock that are issuable at the election of the recipient pursuant to restricted stock units that are currently vested.
(7)

Ms. Mantia joined the Board of Directors in June 2020, and as such has until June 2025 to satisfy the $250,000 stock ownership guideline requirement. Like all directors and NEOs, she has 5 years to meet the guidelines.

(8)	Consists of 34,781 shares of Common Stock. Excludes 1,011 shares of Common Stock, which Mr. Rao disclaims beneficial ownership.
(9)	Consists of 3,082 shares of Common Stock.

(10) Consists of (i) 8,736 shares of Common Stock; (ii) 23,185 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares; and (ii) 9,291 shares of Common Stock that are issuable at the election of the recipient pursuant to restricted stock units that are currently vested.

Discussion of the Stock Ownership Guidelines as they apply to NEOs who are our executive officers as of the record date is contained in the Compensation Discussion & Analysis at page 31 of this Proxy Statement.

Director Evaluations

Our Board and Board committees conduct annual self-assessments of the effectiveness of the Board, Board committees and our directors. The evaluation process was developed by and is administered under the direction of the Corporate Governance and Nominating Committee. The assessment is facilitated through a questionnaire process, which is designed to elicit feedback with respect to areas such as Board and committee composition, governance, communication, culture, mission statement, risk, and strategy. Responses are discussed with each of the Board committees and the full Board. Recommendations are discussed with the Board and within the appropriate Board committees, and then considered and implemented as appropriate.

Indemnification of Directors and Officers

Our third amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”).

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We have entered into indemnification agreements with each of our directors. These indemnification agreements provide the directors with contractual rights to indemnification and expense advancement and reimbursement to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

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STOCKHOLDER ENGAGEMENT

We continued to bolster our stockholder engagement program throughout the entirety of 2020. In order to understand the executive compensation and corporate governance concerns of our stockholders, we reached out to stockholders holding approximately 81% of the outstanding common stock of the Company as of September 30, 2020 to offer meetings with one or both of the Chair of our Compensation Committee and Chair of our Corporate Governance and Nominating Committee. Ultimately, one or both of the Chair of our Compensation Committee and Chair of our Corporate Governance and Nominating Committee participated in 16 meetings with stockholders in 2020, with such stockholders holding 65% of the outstanding common stock of the Company as of September 30, 2020. Management separately met with stockholders holding an additional 4% of the outstanding common stock of the Company as of September 31, 2020, which resulted in stockholders holding 69% of the outstanding common stock of the Company as of September 30, 2020 being engaged by either directors or management as part of the stockholder outreach efforts to engage in executive compensation and corporate governance focused meetings.

OUTREACH	MEETINGS WITH COMMITTEE CHAIRS	PERCENTAGE OWNERSHIP
Reached out to stockholders holding approximately		Directors or management met with stockholders holding
81%	16	69%
of the outstanding common stock of the Company regarding compensation and corporate governance matters	Stockholder meetings with the Chair of our Compensation Committee and/or the Chair of our Corporate Governance and Nominating Committee regarding corporate governance and compensation matters	of the outstanding common stock of the Company to discuss compensation and corporate governance topics

Of the total stockholder engagement which occurred in 2020, a significant portion took place after the 2020 Annual Meeting. Following the 2020 Annual Meeting, we reached out to stockholders holding approximately 77% of the outstanding common stock of the Company as of September 30, 2020 to offer meetings with one or both of the Chair of our Compensation Committee and Chair of our Corporate Governance and Nominating Committee. Ultimately, one or both of the Chair of our Compensation Committee and Chair of our Corporate Governance and Nominating Committee participated in ten meetings with stockholders in the second half of 2020, with such stockholders holding 56% of the outstanding common stock of the Company as of September 30, 2020.

These meetings were in addition to the touchpoints with our stockholders by our Chair and Chief Executive Officer, Senior Vice President, Financial Planning & Analysis and Investor Relations, and other members of senior management to discuss Ceridian’s strategy and our financial and business performance throughout the year.

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Our Board reviewed the feedback from our stockholders and responded as follows:

What we heard	How we responded
Remove the classified board system	We have placed the sunsetting of the classified board on the ballot for this year’s Annual Meeting. Please see Proposal Two beginning on page 30 for more information.
Remove plurality voting standard for director elections	The Board has committed to removing the plurality voting standard and implementing a majority voting standard for director elections prior to the 2024 Annual Meeting.
Desire to see more robust ESG disclosure

We formed a cross-functional team to coordinate and communicate on the Company’s ESG initiatives. Prior to March 31, 2021, we will provide our first ESG report electronically on the “Corporate Responsibility” page on our website located at www.ceridian.com, which information is not part of or incorporated by reference into this Proxy Statement.

Desire to include a “double-trigger” change in control provision in equity award agreements

For equity awards made on or after February 25, 2021, under the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan, we have added a “responsive trigger” change in control provision to our employee equity award agreements.

Please see the Compensation Policies and Practices section on page 37 for more information.

Disclosure of compensation “data set” including peers Compensation Committee evaluates in determining compensation

The Compensation Committee considered market competitive data from both a customized data set (proxy data from seven companies), as well as a broader frame from survey data sources (Radford and WTW), and included a more robust disclosure in this Proxy Statement.

Please see the Compensation Review and Determination section beginning on page 40 for more information.

Use threshold/target and maximum in short-term incentive payouts

In response to feedback from some stockholders that we should use threshold/target and maximum in our short-term incentive payouts, the 2020 short-term incentive plan provided for a payment at 100% of our Named Executive Officers’ individual short-term incentive plan target if both financial performance measures were achieved at the target performance level (which also served as the threshold level), up to a maximum achievement of 125% of the goal/threshold level.

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The quantum is too high for Mr. Ossip’s long term incentive grants

The Compensation Committee considered the feedback from some stockholders that the quantum was too high for Mr. Ossip’s long term incentive grants in designing Mr. Ossip’s long-term incentive awards granted in 2020. The $9 million value of the annual long-term incentive equity awards of stock options and restricted stock units granted to Mr. Ossip in 2020 are in line with grants made to chief executive officers of companies in relevant data sets and broader market competitive data.  Although significant in size, the intention of the special, one-time performance-based stock option grant to Mr. Ossip in 2020 was to cover multiple years and was designed as a “bridge” to transition him to ongoing competitive, annual long-term incentive equity grants which the Compensation Committee and the Board began in February 2021.

Please see the Compensation Discussion & Analysis section beginning on page 31 for more information.

Link Mr. Ossip’s compensation to Ceridian’s performance

While many of our stockholders stated that they believe the time-based stock option grants issued to Mr. Ossip are in fact performance based as they deliver value only if our common stock price increases from the date of grant, in response to some stockholder comments, we also explicitly incorporated a performance component into the special, one-time performance-based stock option award granted to Mr. Ossip in 2020. This award has both a performance component linked directly to the increase of our common stock price and a time-based component designed for retention.

Please see the Compensation Discussion & Analysis section beginning on page 31 for more information.

Further, we have introduced performance-based stock units (“PSUs”) into our annual long-term incentive award program in 2021. Mr. Ossip’s 2021 long-term incentive award is 75% options and 25% PSUs.

Consider multiple year upside for Mr. Ossip’s long term incentive compensation

We included a time-based component in the special, one-time performance-based stock option grant awarded to Mr. Ossip in 2020. No portion of the award will vest and become exercisable until May 8, 2023, at the earliest, the third anniversary of the grant date of this award.

Please see the Compensation Discussion & Analysis section beginning on page 31 for more information.

Design a compensation program to retain Mr. Ossip

The special, one-time performance-based stock option award has a time-based, three-year cliff vesting component which was intentionally designed to act as a retention device for Mr. Ossip for at least the next three years.

Please see the Compensation Discussion & Analysis section beginning on page 31 for more information.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Set forth below is a description of certain relationships and related person transactions between Ceridian HCM Holding Inc., its subsidiaries, and our directors, executive officers or holders of more than 5% of our voting securities.

Registration Rights Agreement

On April 30, 2018, in connection with our initial public offering, we entered into a registration rights agreement with THL, Cannae, David D. Ossip, Alon Ossip, the brother of David D. Ossip, and entities controlled by each of David D. Ossip and Alon Ossip in respect of the shares of Common Stock and Exchangeable Shares held by such holder immediately following the initial public offering. This agreement provides these holders (and their permitted transferees) with the right to require us, at our expense, to register shares of our Common Stock that they hold. The agreement also provides that we will pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act of 1933, as amended.

Voting Agreement

On April 30, 2018, in connection with our initial public offering, we entered into a Voting Agreement (“Voting Agreement”) with THL and Cannae, pursuant to which we were required to take all necessary action to cause the Board to include individuals designated by THL and Cannae. The Voting Agreement was terminated on March 31, 2020.

Other Transactions

We provide Dayforce and related services through certain commercial arrangements entered into in the ordinary course of business to American Blue Ribbon Holdings, LLC, for which we recorded revenue of $1.3 million for the year ended December 31, 2020. American Blue Ribbon Holdings, LLC is an investment portfolio company of Cannae, and Mr. Bickett served as the president of Cannae through the end of 2020.

We provide services to FleetCor Technologies, Inc. or one of its wholly owned affiliates through certain commercial arrangements entered into in the ordinary course of business, which include provision of Dayforce HCM services and other administrative services. For these services, we have recorded revenue of $0.9 million for the year ended December 31, 2020. Mr. Clarke and Mr. Hagerty are current directors of FleetCor Technologies, Inc. Mr. Clarke is also the chief executive officer and the chairman of the board of FleetCor Technologies, Inc.

We provide payroll-related tax filing services through certain commercial arrangements entered into in the ordinary course of business to Fidelity National Financial, Inc. (“FNF”), which spun off Cannae Holdings, Inc., the indirect parent company of Cannae, for which we recorded revenue of $0.4 million for the year ended December 31, 2020. Mr. Hagerty is a current director of FNF.

We provide Dayforce and related services through certain commercial arrangements entered into in the ordinary course of business to The Stronach Group, for which we recorded revenue of $0.1 million for the year ended December 31, 2020. Alon Ossip, the brother of David D. Ossip, was formerly the chief executive officer, and is currently a minority shareholder, of The Stronach Group.

We provide Dayforce and related services through certain commercial arrangements entered into in the ordinary course of business to Verve Senior Living, for which we recorded revenue of $0.5 million for the year ended December 31, 2020. David D. Ossip and his brother, Alon Ossip, are both current investors in Verve Senior Living.

We provide Dayforce and related services through certain commercial arrangements entered into in the ordinary course of business to certain investment portfolio companies of THL. We recorded revenue of $0.5 million from Essex Technology Group, LLC o/a Essex Bargain Hunt Superstores; $0.9 million from Guaranteed Rate, Inc.; $0.2 million from Hightower Advisors, LLC; $0.3 million from Phillips Feed Services; and a combined total of $0.2 million from Ten-X, LLC and Auction.com, Inc. for the year ended December 31, 2020. We also made a payment to The Dun and Bradstreet Corporation of approximately $0.4 million for services completed on our behalf pursuant to a commercial arrangement entered into in the ordinary course of business in the first quarter of 2020.

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Policies for Approval of Related Person Transactions

Our Board has adopted a Code of Conduct that contains a written policy relating to the approval of related person transactions. A “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which we participate (whether or not we are a party) and a related person has a direct or indirect material interest in such transaction. Our Audit Committee reviews and approves or ratifies all relationships and related person transactions involving greater than $120,000 between us and (i) our directors, director nominees, or executive officers, (ii) any 5% record or beneficial owner of our Common Stock, or (iii) any immediate family member of any person specified in (i) and (ii) above.

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PROPOSAL TWO Approval of the Fourth Amended and Restated Certificate of Incorporation to De-Classify Ceridian’s Board of Directors

Our Board is currently divided into three classes, with one class being elected at each annual meeting of stockholders. Each director serves a three-year term, with termination staggered according to class. In recent years, however, many public companies have eliminated their classified board structure in favor of annual elections of directors as investors have raised concerns that classified boards reduce accountability of directors to stockholders. The Board has carefully considered corporate governance best practices and the advantages and disadvantages of a classified board. Accordingly, the Board believes it is in the best interests of the Company and its stockholders to de-classify our board structure over three years in favor of annual elections to provide stockholders with the opportunity to annually register their views on the collective performance of the Board and on each director individually.

The Board has approved and recommends that the stockholders approve our Fourth Amended and Restated Certificate of Incorporation that provides for elimination of the classified board structure over a three-year period, provides for the annual election of directors beginning at the 2024 Annual Meeting, and makes other conforming and technical changes related to declassification of the Board. We refer to this proposal as the Charter Proposal.

The Board de-classification would be phased-in over a three-year period beginning at the 2022 Annual Meeting. Those directors elected at the 2022 Annual Meeting and at each annual meeting thereafter would be elected to serve a one-year term. The phase-in period would end with the 2024 Annual Meeting, at which the three-year term of the class of directors elected at this Annual Meeting will expire and all directors would be elected to serve a one-year term. The Charter Proposal would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendments (including directors elected at this Annual Meeting).  As the incumbent directors’ three-year terms expire, the newly elected directors will serve one-year terms.

Our current classified board structure permits directors only to be removed with cause. Section 141(k) of the Delaware General Corporation Law requires that directors of a de-classified board must be able to be removed with or without cause by the holders of a majority of shares then entitled to vote at an election of directors. Therefore, our Charter Proposal will provide that beginning at the 2022 Annual Meeting, any director that is elected to a one-year term may be removed by our stockholders without cause at any meeting of the stockholders. Any director who prior to the 2022 Annual Meeting was elected to a three-year term may be removed from office at any time by our stockholders, but only for cause.

If the stockholders approve the Charter Proposal, it will become effective upon the filing of the Fourth Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, which the Company expects to file promptly after the Annual Meeting. If the Charter Proposal is not approved, the Board will remain classified.

We are asking our stockholders to approve our Fourth Amended and Restated Certificate of Incorporation, giving effect to the de-classification of the Board and the adoption of the amendments related thereto, in the form attached to this proxy statement as Annex A, pursuant to the following resolution:

RESOLVED, the stockholders approve the de-classification of the Board and the adoption of the Fourth Amended and Restated Certificate of Incorporation, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE FOURTH AMENDED AND RESTATED CERTIFICATION OF INCORPORATION TO DE-CLASSIFY OUR BOARD

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EXECUTIVE COMPENSATION

We are seeking a non-binding, advisory vote to approve our executive compensation for 2020. As the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Compensation Committee or the Board. However, because we value our stockholders’ view, the Compensation Committee and Board will carefully consider the results of this advisory vote when formulating future executive compensation philosophy, policies and practices.

Our Board believes that our current executive compensation program appropriately links compensation realized by our NEOs to our performance and properly aligns the interests of our NEOs with those of our stockholders. The details of the compensation for 2020, and the reasons we awarded it, are described in the “Compensation Discussion and Analysis” section (the “CD&A”) starting below.

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

In April 2018, we completed our initial public offering (“IPO”) and the listing of our Common Stock on the NYSE and TSX. Our IPO was one of the most successful performing IPOs of 2018, and that positive momentum continued through 2019 into 2020. Despite operating in an unprecedented environment due to the COVID-19 pandemic, we met several significant milestones during fiscal year 2020 while continuing to lay the foundation for long-term value creation. Specifically, we continued to deliver against our five strategic growth levers that drive long-term perspectives, near-term decision-making and stockholder alignment:

Strategic Growth Levers
Continue growth in existing markets	Expand Dayforce horizontally and vertically	Expand into Enterprise segment	Expand globally	Innovate in adjacent markets

Achievement Against Growth Levers in 2020

»    Excluding float revenue, grew Dayforce revenue by 18.0% and Dayforce recurring revenue by 22.5%, despite $20.5M in COVID-19 impacts from lower employment at our customers

»    Increased Dayforce revenue per customer by 8.5%, which was $128,985 for the trailing twelve months ended December 31, 2020, excluding float revenue and COVID-19 impacts, and on a constant currency basis

»    Launched Dayforce native payroll in Mauritius during 2020

»    Acquired Excelity, an Asia-based HCM provider which expanded our operations in the Asia-Pacific region.

»    Successful Dayforce products and features delivered in 2020 included Dayforce Wallet, Employee Safety Monitoring, Engagement Surveys, Dayforce Touch Time Clock: Facial Recognition, Dayforce Hub, and Benefits Intelligence.

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Ceridian and its executive leadership team demonstrated the ability to continue to execute financial performance during a global pandemic. Specifically, in fiscal year 2020, total revenue increased 2.2% from $824.1 million to $842.5 million, despite approximately $27.5 million in COVID-19 employment level headwinds at our customers, and $20 million in lower float revenue as a result of US and Canadian rate reductions. Dayforce recurring revenue, excluding float revenue, increased 22.5% from $377.9 million to $463.1 million.

$648.8 million Dayforce revenue +18.0% year-over-year excluding float revenue Represents 77% of total revenue	$159.0 million Adjusted EBITDA +2.2% year-over-year excluding float revenue 18.9% Adj. EBITDA margin	4,906 Live Dayforce customers +543 vs 12/31/2019 4.2 million global active users
71.2% Cloud recurring gross margin +160 basis points year-over-year +330 basis points year-over-year excluding float revenue	95.8% Annual Cloud Revenue Retention for FY 2020	$128,985 Dayforce revenue per customer +8.5% year-over-year (1)

(1) Excluding float revenue and COVID-19 impact, and on a constant currency basis

Additional Information on Financial and Operating Results and Non-GAAP Performance Measures

Please see our 2020 Annual Report which accompanies this Proxy Statement for additional information on our financial and operational results. Pages 44-46 of our 2020 Annual Report contain a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measures.

Stock Performance

Overlaying our significant financial and operational accomplishments was a 57.0% increase in our Common Stock price during fiscal year, from $67.88 at the end of fiscal year 2019 to $106.56 at the end of fiscal year 2020. This stock price performance drove a market capitalization increase of approximately $6 billion during the year ended 2020.

The following stock performance graph compares the cumulative total shareholder returns on our common stock with the cumulative total return on the S&P 500 Index and the S&P 1500 Application Software Index. The graph assumes $100 was invested in each, based on closing prices, from our initial public offering to the last trading day of each quarter for the period April 26, 2018 (the date our common stock began trading on the NYSE) through December 31, 2020. Stock price performance shown in the stock performance graph for our common stock is historical and not necessarily indicative of future performance.

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Alignment of Executive Compensation to Stockholder Value

The Compensation Committee believes in an executive compensation program that is significantly performance-based and stockholder aligned. As a result, in 2020, we provided our NEOs with total direct compensation in the form of base salary, an annual short-term incentive, and long-term incentive equity grants. The annual short-term incentive compensates management and key employees for performance against annual financial performance objectives, while the long-term incentive equity grants are intended to focus management and key employees on sustained long-term value creation. The Compensation Committee further believes that the decisions made in fiscal year 2020 will help to align executive and stockholder interests as Ceridian continues to execute on its five strategic growth levers.

This CD&A describes Ceridian’s executive compensation philosophy, design, and decisions as it relates to our 2020 NEOs.

Named Executive Officers for 2020	Role	Joined Ceridian
David D. Ossip	Chair and Chief Executive Officer	April 2012
Noémie C. Heuland(1)	Executive Vice President, Chief Financial Officer	October 2020
Leagh E. Turner	President and Chief Operating Officer	September 2018
Christopher R. Armstrong	Executive Vice President, Chief Customer Officer	January 2004
Scott A. Kitching	Executive Vice President, General Counsel	May 2003
Arthur Gitajn(1)	Former Executive Vice President and Chief Financial Officer	September 2016
Ozzie J. Goldschmied(2)	Former Executive Vice President, Chief Technology Officer	April 2012
_________________________
(1)

In October 2020, Ms. Heuland joined Ceridian. Ms. Heuland is an accomplished global finance leader with over ten years of experience in the software industry. Pursuant to the terms of his separation and consulting agreement, Mr. Gitajn ceased being Executive Vice President, Chief Financial Officer when Ms. Heuland joined Ceridian and he began serving as a senior advisor to the Chief Executive Officer. He remained in such role until December 31, 2020, at which time he became a consultant to Ceridian.

(2)

In August 2020, Mr. Goldschmied exited his role of Executive Vice President, Chief Technology Officer and moved into the capacity of senior advisor to the President. He remained in such role until December 31, 2020, at which time he became a consultant to Ceridian.

33	2021 PROXY STATEMENT

Views of our Stockholders

We value the opinions of our stockholders and the Compensation Committee will continue to consider the outcome of future Say on Pay votes, as well as other feedback received throughout the year, when making compensation decisions for our NEOs.

As part of this Proxy Statement, we are seeking an advisory, non-binding stockholder vote with respect to compensation for our NEOs for the fiscal year ended December 31, 2020. The results of this Say on Pay vote are a key part of annual executive compensation review.

In 2020, following the annual stockholder meeting, we made efforts to expand our stockholder engagement program designed to informally solicit input from the stockholders of Ceridian on topics that included corporate governance and compensation. A more fulsome description of the engagement program, the feedback we received, and our responses to that feedback is set forth in the Stockholder Engagement section, beginning on page 25 of this Proxy Statement.

Compensation Design

Compensation Philosophy and Objectives

As a global, cloud-based human capital management (HCM) software company, our success is directly linked to our ability to recruit, incentivize, and retain top talent in software management and engineering, sales, software implementation and corporate support functions. With these realities as background, our philosophy is that Ceridian’s executive compensation program should:

✓	Attract executive talent in the labor markets in which we operate;
✓	Retain executives critical to our business;
✓	Reward executives according to the overall performance of Ceridian consistent with our plan design;
✓	Align executives with Ceridian’s financial and strategic objectives to build sustainable stockholder value;
✓	Administer executive compensation program according to high standards of corporate governance; and
✓	Balance a significant performance-based culture with reasonable risk mitigating elements to reinforce behavior that is consistent with Ceridian’s strategic planning and standards of conduct.

Ceridian’s brand promise is “Makes Work Life Better”™ and we deliver on this promise by operating through our set of core values that guides how we achieve our goals as an organization. Our executive compensation program is grounded in these values and part of an overall corporate talent strategy that drives a culture of excellence rooted in the belief that healthy and engaged employees create the best outcomes for our employees, customers, and stockholders.

34	2021 PROXY STATEMENT

Ceridian believes in diversity and equality for all people and in 2020 our executives played a crucial role in fostering a culture that engaged and celebrated our employees. In 2020, we were recognized with a number of awards related to our company culture and workplace experiences, including 2020 Working Mother 100 Best Companies, Canada’s Top 100 Employers and Great Place to Work certification (Canada and United States).

Compensation Elements

To drive business performance, promote stockholder value creation and attract, retain and motivate our executives, our compensation program is designed to be simple and transparent. As our business continues to grow, we anticipate aspects of our compensation program design will change, but the four core components of base salary, a short-term incentive (management incentive plan), long-term equity awards, and benefits and perquisites will remain. More detailed discussion related to how we determine the amount (and, where applicable, the formula) for each element is continued below under the heading “2020 Compensation Decisions and Outcomes” beginning on page 41 of the Proxy Statement.

Element	Purpose(s)	Key Features
Base Salary

•    Provide market competitive fixed compensation for performing duties and responsibilities of the position

•    Attract and retain exceptional talent capable of performing in a dynamic high-growth environment

• Reviewed annually • Increases are provided depending on each executive’s leadership role, scope, complexity, individual performance and competitive market trends
Management Incentive Plan (“MIP”) (short-term incentives)

•    Align compensation with annual financial performance goals/objectives

•    Motivate executive officers to meet and achieve company-wide goals against pre-defined criteria in areas of strategic importance to Ceridian

•   Reviewed and incentives determined annually

•   2020 MIP variable compensation in the form of 50% cash and 50% performance stock units

•    2020 MIP based on the required achievement of both financial performance goals, which are established annually in the first quarter

•    2020 MIP financial performance metrics were cloud revenue and adjusted EBITDA margin

•    Assessment against the pre-determined goals informs
actual pay-out, with defined target and maximum

35	2021 PROXY STATEMENT

Element	Purpose(s)	Key Features
Long-Term Incentive Plan (“LTI”)	• To align the interests of executive officers and stockholders via equity while encouraging retention and the continuity of our strategic plan

•    Reviewed annually

•    2020 LTI equity awards were:

(1) Time-Based Stock Options:

•    Provides value to the executive only when the share price
exceeds the grant price

•    Exercise price of stock options is equal to the fair market value at the date of grant

•   10-year term and four-year ratable vesting provide long
term perspective and encourages retention

(2) Time-Based Restricted Stock Units:

•    Awarded to attract and recruit new talent and for the long-term retention of executives

•    Full value grants that vest ratably over three to four years and support the stock ownership guidelines

(3) Performance-Based Stock Options:

•    Provides value to the executive only when the performance thresholds are satisfied in the time designated

•    Stock price increases and time-based vesting is provided to promote significant shareholder alignment

•    Exercise price of stock options is equal to the fair market value at the date of grant

Benefits and Perquisites	• Benefits and perquisites for every employee at Ceridian enhance the employee/workplace experience

•   Benefits are based on country location and are substantially the same for all employees, including our executive officers

•    Retirement plan with Ceridian contributions and global
employee stock purchase plan encourages financial fitness

•    Additional perquisites for the named executive officers are described in the Summary Compensation Table under “All Other Compensation” on page 47 of the Proxy Statement

2020 Target NEO Compensation Mix

The majority of our NEOs’ target compensation is variable and at-risk, maximizing alignment with our stockholders’ interests and long-term value creation. In 2020, the target compensation mix for the CEO and the other NEOs was as follows:

36	2021 PROXY STATEMENT

Since executive compensation is paid principally in the form of short-term incentives and LTI equity awards, a significant percentage of executive pay is at risk and variable based on the annual and long-term performance of Ceridian. In 2020, the time-based stock options derived their value directly from our common stock price appreciation, which in the long-term is a reflection of Ceridian’s performance and is directly linked to stockholder returns. Similarly, the one-time, special performance-based stock option award granted to Mr. Ossip in 2020 contains (i) a performance component, which is linked to the satisfaction of certain stock price thresholds, which links his award directly to stockholder returns, and (ii) a time-based component, which links to retention. Both the time-based stock options and the one-time, special performance-based stock option grant to our CEO have no value if our common stock price does not appreciate prior to the expiration of the stock options. For our NEOs to earn their intended target compensation from these 2020 awards, we must show sustained competitive performance.

Compensation Policies and Practices

As a high-growth company, we recognize the importance of establishing strong governance around our compensation to preserve stockholder value.

What We Do:	What We Avoid:

✓      Focus compensation on “pay for performance”

✓      Put majority of compensation “at-risk”

✓      Integrate stockholder feedback into compensation design

✓      Require meaningful share ownership for our NEOs

✓      Mitigate financial reporting controls risk via a compensation recovery (claw back) policy

✓      Maintain Compensation Committee comprised of entirely independent directors

✓      Engage an independent compensation consultant

✓      Conduct an annual “Say on Pay” vote

✓      Starting in 2021, adding a “responsive trigger” change in control provision to our equity award agreements

✗ No tax gross-ups on any severance payments ✗ No excessive perquisites, benefits or pension payments ✗ No discounting, reloading or repricing of stock options ✗ No guaranteed short-term incentives

Compensation Governance

Compensation Oversight

The Compensation Committee is comprised of all independent directors. Messrs. Bickett, Clarke, and Throop are the current members, with Mr. Bickett serving as the Compensation Committee chair.

Details of the Compensation Committee’s duties are summarized in the Board of Directors overview of this Proxy Statement (beginning on page 16 of this Proxy Statement) and are fully set out in the Compensation Committee’s Charter which can be found on our website at www.ceridian.com.

One key purpose of the Compensation Committee is to determine and approve all aspects related to the CEO’s compensation, including setting and assessing goals and objectives, as well as setting and approving compensation for the broader executive officer team at Ceridian. In addition, the Compensation Committee makes recommendations related to equity-based compensation plans to the Board.

37	2021 PROXY STATEMENT

The Annual Committee Process

The Compensation Committee typically meets a minimum of three times per year, but usually meets at least quarterly. In 2020, the Compensation Committee met nine times to consider the following items:

Quarter	Typical Meeting Topics
Q1

Review prior year performance results and corresponding payouts under the MIP; approve metrics, weightings and goals for the current year MIP awards; approve annual LTI equity grant strategy; review equity plan share replenishment provision; and approve CD&A, proxy statement disclosures and awards. On an ad-hoc basis, the Compensation Committee reviews our overall Total Reward Strategy and competitive position.

Q2	Approve executive officer cash compensation and review and approve director compensation of non-employee directors.
Q3

Discuss any stockholder feedback on compensation matters in the proxy statement including results of the Say-On-Pay vote; review succession planning and talent management report; review overview of North America retirement plans; and review global employee stock purchase plan.

Q4

Review CEO and executive officer compensation and market comparisons; review results of compensation risk assessment; review Compensation Committee Charter; review appointment of independent compensation consultant; and review annual self-assessment results.

Role of Management

Compensation Committee meetings are typically attended by the Chief Executive Officer, the Chief Human Resources Officer, the Senior Vice President, Global Total Rewards, the General Counsel, and the Corporate Secretary. The Chief Executive Officer provides recommendations on compensation for all other executive officer roles. The Chief Executive Officer is not present when the Compensation Committee discusses his compensation.

Use of an Independent Advisor

As set out in its charter, the Compensation Committee has the authority to retain outside consultants to provide independent advice to the Compensation Committee and to determine the fees and terms of engagement of such consultants.

In 2020, the Compensation Committee engaged Willis Towers Watson (“WTW”) as its independent compensation consultant. WTW reports directly to the Compensation Committee and took direction from the Chair of the Compensation Committee. The Compensation Committee assessed the independence of WTW on both a qualitative and quantitative basis, referencing the six factors suggested by the SEC regarding compensation committee advisor independence (i.e., other services provided by the advisor’s firm, fees as a percentage of firm revenue, any policies and procedures maintained by the advisory firm to prevent potential conflicts of interest, any business or personal relationship of the compensation advisor with a member of the Compensation Committee, any company stock owned by the compensation advisor, any business or personal relationship of the compensation advisor or the firm employing the advisor with an executive offer of Ceridian). Having assessed WTW’s independence through these qualitative and quantitative factors, the Compensation Committee concluded that the work of WTW did not raise any conflicts of interest, and that WTW was independent.

During the year, WTW assisted in designing and reviewing our management and director compensation programs, including developing compensation market comparisons, providing competitive program and policies information, attending Compensation Committee meetings and providing general advice. The Compensation Committee considers the analysis and advice from WTW as well as support and insight from management when making decisions.

In 2020, WTW provided approximately $375,000 in services to the Compensation Committee. WTW also provides certain other services to Ceridian, including health and welfare benefits consulting and corporate risk and brokerage services. WTW received approximately $1,200,000 for these services in 2020. The Compensation Committee is aware of the other services provided by WTW to the Company but did not review or approve the provision of these services because they are of the type directly procured by management in the ordinary course of business.

38	2021 PROXY STATEMENT

Managing Compensation-Related Risk

In connection with their oversight of compensation-related risks, the Compensation Committee, and WTW, as the Compensation Committee’s independent compensation consultant, reviewed Ceridian’s compensation policies and practices to ensure that compensation programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on us. The Compensation Committee and WTW reviewed all compensation plans and identified those plans that are most likely to pose material risks and balanced these against our existing processes and compensation program safeguards. The review process considered mitigating features contained within our compensation plan design, which includes elements such as mix of pay, timing of payouts relative to performance periods, and goal diversification.

We believe, and the results of the risk analysis concluded, that our compensation programs do not encourage risk-taking that is reasonably likely to result in a material adverse effect on Ceridian.

As part of our sound governance practices and to reinforce the alignment of executives’ interests with those of our stockholders, the following risk-mitigating policies have been approved by the Compensation Committee and the Board:

Policy	Key Features
No-Hedging and No-Pledging	• Please see discussion of Ceridian’s anti-hedging and anti-pledging policy described on page 22 of the Proxy Statement
Compensation Recovery Policy

•   In the event that the Board determines that a material accounting restatement of our financial statements has occurred, Ceridian may seek to recoup all or a portion of the excess incentive compensation received by our executive officers in the three completed fiscal years immediately preceding the date of the material accounting restatement

•   In addition to the standalone Compensation Recovery Policy, the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”) contains a recovery provision whereby Ceridian may recoup (i) gain on awards granted under the 2018 Equity Incentive Plan in the event of a termination for cause; and (ii) excess on awards granted under the 2018 Equity Incentive Plan in the event of an accounting restatement

Stock Ownership Guidelines (“SOG”)

•   Our Chief Executive Officer is required to own and hold shares of our stock with a value that is at least equal to six-times his annual base salary

•   Our other executive officers are required to own and hold shares of our stock with a value that is at least three-times his or her annual base salary

•   Each of our executive officers are expected to reach his or her respective ownership threshold within five years following his or her commencement of service with Ceridian as a person subject to the SOG

•   The following table contains the stock owned by each of our current NEOs as of December 31, 2020, against the SOG for each such individuals

NEOs	Guideline Multiple of Base Salary	Annual Base Salary ($)	SOG Requirement ($)	Projected Stock Ownership (#)		Total Value of Projected Stock Ownership ($)(1)	Compliant with the SOG

Mr. Ossip	6x	$700,000	$4,200,000	405,595	(2)	$41,005,655	Yes

Ms. Heuland	3x	$600,000	$1,800,000	—		$—	Yes	(3)

Ms. Turner	3x	$655,000	$1,965,000	37,500	(4)	$3,791,250	Yes

Mr. Armstrong	3x	$655,000	$1,965,000	18,313	(5)	$1,851,444	Yes	(6)

Mr. Kitching	3x	$310,418	$931,254	12,065	(7)	$1,219,772	Yes

(1)

Under the SOG, the value of the stock ownership is based on the trailing 20-day simple moving average stock price of our Common Stock prior to December 31 of the prior year (In 2020 this value was $101.10 per share).

(2)

Consists of (i) 22,267 shares of Common Stock, (ii) 375,000 shares of Common Stock that are issuable at the election of Mr. Ossip pursuant to restricted stock units that are currently vested, (iii) 8,328 shares of Common Stock that are issuable

39	2021 PROXY STATEMENT

upon the exchange of Exchangeable Shares. Excludes (i) 229,085 shares of Common Stock held by OsFund Inc., of which Mr. Ossip disclaims beneficial ownership, and (ii) 1,860,902 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares held by Osscer Inc., of which Mr. Ossip disclaims beneficial ownership.

(3)

Ms. Heuland became subject to the Stock Ownership Guidelines when she became an executive officer on October 5, 2020, and as such has until October 2025 to satisfy the $1,800,000 stock ownership guideline requirement.

(4)	Consists of 37,500 shares of Common stock that currently are issuable at the election of Ms. Turner pursuant to restricted stock units that are currently vested.
(5)	Consists of 18,313 shares of Common Stock.
(6)

Mr. Armstrong became subject to the Stock Ownership Guidelines when he became an executive officer on May 1, 2019, and as such has until May 2024 to satisfy the $1,965,000 stock ownership guideline requirement.

(7)	Consists of 12,065 shares of Common Stock.

Compensation Review and Determination

In reviewing compensation for the executive officers, the Compensation Committee considers several factors, including practices and policies within a relevant market for talent. Our definition of market comparisons includes companies that, like us, are high-growth, cloud-based technology and software companies. The Compensation Committee considered market competitive data from both a customized data set (proxy data from seven companies), as well as a broader frame from survey data sources (Radford and WTW).

The customized data set was developed with assistance from WTW and focused on companies that have a comparable business model and are a potential source of executive talent.  Compensation practices from the following seven companies were referenced by the Compensation Committee (in addition to the survey sources referenced above):

2020 Data Set
Automatic Data Processing, Inc.	Coupa Software Incorporated	DocuSign, Inc.
Paycom Software, Inc.	ServiceNow, Inc.	Splunk, Inc.
Workday, Inc.

The Compensation Committee did not emphasize one data point or data set over another, nor did the Compensation Committee target a specific percentile in comparison to the other companies. Instead, the Compensation Committee considered the data from all sources relative to key internal criteria such as business strategy, individual responsibilities, comparative compensation of our executives.

The combination of the customized data set and the various survey sources provide a holistic summary of market competitive practices that reasonably compare to our size and scale, growth profile, specific industry and broad labor market where we compete for talent.

2020 Target Direct Compensation

In setting total target direct compensation for fiscal year 2020, the Compensation Committee reviewed the customized data set, the survey data sources, the various market references provided by WTW, the realities of our aggressive business environment, and our compensation philosophy. Reflecting these factors, the total target direct compensation for each of our NEOs (i.e., the combination of base salary, annual short-term incentives and LTI equity grant values) is competitive within the labor markets for which we compete for talent. Further, the Compensation Committee considered the historically superior financial performance of Ceridian when it determined the amount of the LTI equity awards for the NEOs. Please see the discussion of “2020 Long-Term Incentive Awards” below.

40	2021 PROXY STATEMENT

The following annual total target direct compensation amounts were approved for fiscal year 2020:

NEO	Base Salary ($)	MIP (short-term incentive) ($)		LTI (equity) ($)		Total Target Direct Compensation ($)

Mr. Ossip	$700,000	$800,000		$9,000,000	(1)	$10,500,000

Ms. Heuland	$600,000	$—	(2)	$—	(3)	$600,000

Ms. Turner	$655,000	$393,000		$5,240,000		$6,288,000

Mr. Armstrong	$655,000	$393,000		$3,000,000		$4,048,000

Mr. Kitching	$310,418	$186,251		$1,300,000		$1,796,669

Mr. Gitajn	$313,972	$251,177		$—	(4)	$565,149

Mr. Goldschmied	$358,587	$215,152		$2,000,000		$2,573,739

(1)	In addition to Mr. Ossip’s LTI grant in the amount of $9,000,000, he received a special, one-time performance-based stock option award of 1,500,000 shares with a value of $22,470,000.
(2)

Ms. Heuland joined the Company on October 5, 2020 and was not eligible for the 2020 Management Incentive Plan.  Under the terms of Ms. Heuland’s employment agreement, she is eligible for an annual short-term incentive with a target payout of 60% of her Base Salary, commencing with the 2021 fiscal year.

(3)	Ms. Heuland received restricted stock units with a value of $3.2 million dollars as part of her sign-on award. She will be eligible for an LTI grant commencing with the 2022 fiscal year.
(4)	In anticipation of Mr. Gitajn’s retirement on December 31, 2020, he was not granted an LTI equity award in 2020.

2020 Compensation Decisions and Outcomes

Base Salary

The Compensation Committee reviews base salaries of the CEO and executive officers on an annual basis. When setting base salaries, the Compensation Committee considers several factors including experience in the position, industry experience, scope of responsibilities, and individual performance.  In 2020, there were no increase to base salaries for any of the NEOs who were employed by Ceridian prior to 2020. Ms. Heuland commenced employment on October 5, 2020.  The Compensation Committee considered several factors when setting her base salary.  Refer to “Compensation Review and Determination” for more information on the data the Compensation Committee considers in setting base salaries.

2020 Management Incentive Plan; Discretionary Cash Bonus

Our 2020 Management Incentive Plan provided an opportunity for our NEOs and other management employees to earn a short-term incentive, contingent on the successful achievement of financial goals of strategic significance. As a high-growth, cloud-based software company, our performance metrics focus on top-line growth and profitable operations, providing us with a platform for future growth and success. These metrics are reflected within our 2020 MIP. The 2020 MIP provided for a payment at 100% of the NEO’s individual short-term incentive plan target if both financial performance measures were achieved at the goal performance level (which also served as the threshold level), up to a maximum achievement of 125% of the goal/threshold level. The 2020 MIP was denominated as 50% cash and 50% PSUs.  The same performance measures were used to determine achievement for both the cash portion and the PSU portion of the 2020 MIP.

41	2021 PROXY STATEMENT

Metric(1)	Why it Matters	Goal/Threshold	Maximum Achievement	Metric Achieved	Percentage Achieved (%)	Payout Earned (%)

Cloud Revenue (50%)	Emphasizes growth in our core products, solutions and geographies as well as emerging markets	$800 million	$821 million	$729 million	91.1%	0%

Adjusted EBITDA Margin (50%)	Indicator of our profitability, operating efficiencies and the scalability of our growth	20.5%	20.5%	18.9%	92.2%	0%

(1)

Both cloud revenue and adjusted EBITDA margin were calculated based on our operating results, adjusted for foreign currency and interest rate impacts plus other unique impacts as approved by the Compensation Committee. Please see “Additional Information on Financial and Operating Results and Non-GAAP Performance Measures” on page 32 of this Proxy Statement for further information.

On February 8, 2021, the Compensation Committee determined that the threshold/goal levels of both of the performance measures were not met.  As a result, there was no cash payout to participants in the 2020 MIP, and the PSUs granted on February 28, 2020 were forfeited pursuant to the terms of their award agreements.

Although we did not meet the threshold/goal levels of either of our performance measures under the 2020 MIP, given (i) the unprecedented and unforeseeable impact of the COVID-19 pandemic on the general economy, (ii) the headwinds generated by our customers’ depressed employment levels, and (iii) our management team’s operational and financial performance during the year, the Compensation Committee determined that it was reasonable to consider a discretionary cash bonus in line with the results of a qualitative assessment of company and management performance for the 2020 fiscal year. The Compensation Committee determined that:

•

Management’s execution in 2020 drove strong performance despite the unprecedented impact of the COVID-19 pandemic. Specifically, in fiscal year 2020, total revenue increased 2.2% from $824.1 million to $842.5 million, despite approximately $27.5 million in COVID-19 employment level headwinds at our customers, and $20 million in lower float revenue as a result of US and Canadian rate reductions. Dayforce recurring revenue, excluding float revenue, increased 22.5% from $377.9 million to $463.1 million.

•

Management displayed continued focus, agility and resilience during the 2020 fiscal year in delivering against our growth levers which helped drive a 57.0% increase in our common stock price during fiscal year 2020, from $67.88 at the end of fiscal year 2019 to $106.56 at the end of fiscal year 2020. This stock price performance drove a market capitalization increase of approximately $6 billion during the year ended December 31, 2020.

In considering the above factors, the Compensation Committee determined that a discretionary cash bonus at 70% of the original 2020 MIP target was reasonable for all eligible employees, as it aligns with our pay for performance orientation in an unprecedented year and reflects management’s financial discipline for revenue and adjusted EBITDA performance in 2020 while still taking into account the impact of the COVID-19 pandemic on our stockholders, customers, employees and other stakeholders.

42	2021 PROXY STATEMENT

As such, the Compensation Committee determined that our NEOs are to receive a discretionary cash payment for fiscal 2020 performance as described in the following table:

NEO	Target Payout (% of Base Salary)	Actual Payout (% of Base Salary)		Actual Payout ($)(4)

Mr. Ossip	114%	80%	(1)	$560,000

Ms. Heuland	n/a	n/a	(2)	n/a

Ms. Turner	60%	42%	(1)	$275,100

Mr. Armstrong	60%	42%	(1)	$275,100

Mr. Kitching	60%	42%	(1)	$130,376

Mr. Gitajn	80%	56%	(1)	$175,824

Mr. Goldschmied	60%	60%	(3)	$215,152

(1)	Each of the indicated NEOs received a discretionary cash bonus at 70% of the original 2020 MIP target.
(2)	Under the terms of Ms. Heuland’s employment agreement, she is eligible for an annual short-term incentive with a target payout of 60% of her Base Salary, commencing with the 2021 fiscal year.
(3)

Under the terms of Mr. Goldschmied’s Separation and Consulting agreement, he is entitled to receive a lump sum payment equal to his 2020 MIP target payout regardless as to whether or at what rate 2020 MIP payments were provided to other similarly situated Ceridian employees.

(4)

Actual payouts for Mr. Kitching, Mr. Gitajn and Mr. Goldschmied were converted to U.S. dollars from Canadian dollars. Currency was converted based on the exchange rate of $1.2740 Canadian dollars per U.S. dollar as of December 31, 2020.

2020 Long-Term Incentive Equity Awards

Our 2020 LTI equity awards were granted to our NEOs as a mix of time-based stock options and RSUs. Because the long-term incentives played such a significant role in 2020 NEO compensation, we have provided more specific discussion and analysis with regard to the Compensation Committee and Board’s goals in providing those grants to our NEOs.

LTI Structure Considerations

The Compensation Committee’s intent is to grant LTI equity awards annually to our NEOs that are structured in such a way as to align their interests with those of our stockholders. The Compensation Committee considers a variety of factors in determining the form of LTI such as shareholder alignment, share usage, performance, and retention in order to achieve this goal.

The LTI equity awards granted to our NEOs in 2020 consist of: (1) time-based stock options (constituting 75% of the overall value of the annual LTI equity grants); (2) restricted stock units (constituting 25% of overall value of the annual LTI equity grants); and (3) a special, one-time, performance-based stock option award granted to Mr. Ossip. The LTI equity awards granted in 2020 reinforce our objectives of stockholder alignment and long-term value creation. The Committee believes that stock options granted in 2020 are performance-based as they only generate value for recipients with share price appreciation and are structured to encourage a longer-term perspective and retain key leaders. The Committee also believes that the use of stock options is appropriate in this stage of the business cycle, as a technology company with a relatively recent initial public offering. In addition, the Committee believes that stock options are more tax advantageous for our Canadian executives then the use of restricted stock units.

Company Performance Considerations in Grant Decisions

Within the long-term incentive structure laid out above, in fiscal year 2020, the Compensation Committee recommended, and the Board granted, equity awards to the NEOs which reflect the outstanding work by our management team in driving our strong performance since our IPO. In determining the 2020 LTI equity awards, the

43	2021 PROXY STATEMENT

Compensation Committee also considered the following accomplishments of the Company led by Mr. Ossip and our NEOs in 2019, as compared to 2018:

•	Increased revenue from $740.7 million in 2018 to $824.1 million in 2019, a 11.3% increase
•	Increased Dayforce revenue from $437.5 million in 2018 to $569.7 million in 2019, a 30.2% increase
•	Increased adjusted EBITDA from $160.6 million in 2018 to $184.6 million in 2019, a 14.9% increase
•	Increased our Common Stock price from $34.49 as of December 31, 2018 to $67.88 as of December 31, 2019, a 96.8% increase
•	Increased our market cap from $3.9 billion as of December 31, 2018 to $9.7 billion as of December 31, 2019, a 148.7% increase
•	Grew the number of employees from 4,444 as of December 31, 2018 to 5,011 as of December 31, 2019, an increase of 12.8%
•	Expanded the functionality of Dayforce

2020 Equity Grants Specific Discussion and Analysis

While the goals of both the structure and company performance of the LTI plans overlaid every decision to grant long-term incentive awards in 2020, included below is commentary with regard to each specific grant and the intention of the Compensation Committee and Board behind the grant.

The Compensation Committee believes in an executive compensation program that is significantly performance-based and stockholder aligned. Long-term equity awards are meant to align the interests of executive officers and stockholders while encouraging retention and the continuity of our strategic plan.

In February 2020, in addition to the 2019 Management Incentive Plan (“2019 MIP”) cash payout and in recognition of our fiscal 2019 performance, the Compensation Committee recommended, and the Board approved, a restricted stock unit award to the participants in the 2019 MIP, including the following grants to the NEOs:  Mr. Ossip (3,129 units); Ms. Turner (1,538 units); Mr. Armstrong (1,538 units); Mr. Kitching (715 units); Mr. Gitajn (964 units); and Mr. Goldschmied (826 units). These awards vest ratably over three years from the date of grant. The amounts of the restricted stock unit awards represented the fair value of approximately 27.7% of the individual’s target cash payout under the 2019 MIP.

In May 2020, the Compensation Committee recommended, and the Board approved, the 2020 annual LTI equity grants be made to the NEOs:

•	Mr. Ossip, a grant value of $8,998,597, comprised of 34,477 RSUs at a value of $2,249,969, and 321,734 time-based stock options at a value of $6,748,628
•	Ms. Turner, a grant value of $5,239,171 comprised of 20,073 RSUs at a value of $1,309,963, and 187,321 time-based stock options at a value of $3,929,208
•	Mr. Armstrong, a grant value of $2,999,497, comprised of 11,492 RSUs at a value of $749,968, and 107,244 time-based stock options at a value of $2,249,529
•	Mr. Kitching, a grant value of $1,299,782, comprised of 4,980 RSUs, at a value of $324,995, and 46,472 time-based stock options at a value of $974,787
•	Mr. Goldschmied, an LTI equity grant value of $1,999,643, comprised of 7,661 RSUs at a value of $499,957, and 71,496 time-based stock options at a value of $1,499,686
•	Ms. Heuland commenced employment in October 2020 following the May 2020 annual grant and therefore did not receive an annual LTI equity grant

44	2021 PROXY STATEMENT

•	Mr. Gitajn did not receive a 2020 annual LTI equity grant in anticipation of his retirement on December 31, 2020

The 2020 LTI equity granted reflected a “75%/25%” split between time-based stock options and restricted stock units.  The “75%/25%” split was a change from the 2019 LTI equity grant of 100% time-based stock options.  The rationale behind this change included:

•	Greater alignment of our LTI equity award practices with market practice; and
•	The introduction of time-based RSUs for a portion of the annual grant is the first step towards potentially considering an even broader portfolio of long-term incentives in future annual grants.

The Compensation Committee and the Board will continue to consider all forms of annual LTI equity awards (e.g., stock options, RSUs, PSUs, etc.) to deliver on its commitment to emphasize performance-based pay, stress stockholder alignment, support executive retention, and maintain flexibility relative to the varying tax jurisdictions in which we operate.

In May 2020, the Compensation Committee also recommended, and the Board approved, a special, one-time performance stock option award for Mr. Ossip to purchase up to 1,500,000 shares of our common stock at an exercise price of $65.26.  The Compensation Committee’s intention was to use this grant to be the “bridge” to transition Mr. Ossip to annual long-term incentive equity grants in line with the time-based stock option and RSU awards he was granted in 2020 as described above.  The goal of this special, one-time stock option award was to both retain and motivate Mr. Ossip to focus on strategic and growth opportunities such as global expansion, mergers and acquisitions, Dayforce Wallet, and systems integrators.  This special, one-time performance stock option award provides that (i) 750,000 shares are available to vest when the per share closing price of our common stock meets or exceeds $110.94, or 1.7 times the exercise price, for ten consecutive trading days, and (ii) the remaining 750,000 shares are available to vest when the per share closing price of our common stock meets or exceeds $130.52, or 2.0 times the exercise price, for ten consecutive trading days (the “Performance Metrics”).  The Performance Metrics must be achieved prior to May 8, 2025, the fifth anniversary of the Grant Date, or the Performance Option Award will terminate as to any unmet Performance Metric.  Further, no portion of this award will vest and become exercisable until May 8, 2023, the third anniversary of the grant date (the “Time-Based Metric”).  If one of both Performance Metrics is met prior to satisfying the Time-Based Metric, the Performance Option Award will vest and become exercisable as to such met Performance Metrics on May 8, 2023.  If the Time-Based Metric is met and one of both Performance Metrics is met on or prior to May 8, 2025, the Performance Option Award will vest and become exercisable as to such met Performance Metric on the date the Performance Metric is met.

Other Elements of Compensation

Employee Benefits

We offer a variety of benefits and perquisites for every employee at Ceridian, including our NEOs, to foster a healthy and happy work experience. Benefits are substantially the same for all employees, including NEOs, based on country location. In addition, we offer select perquisites (e.g., executive physicals, parking benefit and recreational dues) to our executives, including our NEOs.

In summary, we offer:

•	Medical and dental plans to promote employee-health and welfare
•	Retirement plan with Ceridian contributions
•	An employee stock purchase plan to encourage financial fitness

The Ceridian HCM Holding Inc. Global Employee Stock Purchase Plan (“GESPP”) provides an opportunity for all employees to become Ceridian stockholders and drives employee engagement. This plan provides a 15% discount on the stock purchase price with a lookback feature.

Additional information on the employee benefits provided to our NEOs is provided in the “Summary Compensation Table” below.

45	2021 PROXY STATEMENT

Executive Severance

Within the employment agreements of the NEOs, we provide for severance payments and benefits in the event of a qualifying termination of employment, which may include varying severance payments based on the length of service to Ceridian. The Compensation Committee believes that these arrangements are competitively reasonable and necessary to recruit and retain key executives. The material terms of these severance payments to our NEOs are described in “Potential Payments upon Termination” below.

Compensation Committee Report

The members of the Compensation Committee hereby state:

We have reviewed and discussed the Compensation Discussion & Analysis that is required by the SEC rules with Ceridian’s management. Based on such review and discussions, the Compensation Committee recommended to Ceridian’s Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Brent B. Bickett, Chair

Ronald F. Clarke

Gerald C. Throop

46	2021 PROXY STATEMENT

Summary Compensation Table

The following table sets forth certain information for fiscal years 2020, 2019 and 2018 concerning the total compensation awarded to, earned by or paid to our NEOs.

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)(2)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(2)(5)	All Other Compensation ($)(2)(6)	Total ($)(2)

David D. Ossip	2020	$700,000	$560,000	$2,471,283	$29,218,628	$—	$49,022	$32,998,933
Chair and Chief	2019	$700,000	$—	$—	$28,634,210	$800,000	$46,747	$30,180,957
Executive Officer	2018	$700,000	$480,000	$—	$10,109,113	$320,000	$44,358	$11,653,471

Noémie C. Heuland(7)	2020	$126,923	$200,000	$3,199,995	$—	$—	$1,028	$3,527,946
Executive Vice President,
Chief Financial Officer

Leagh E. Turner	2020	$655,000	$275,100	$1,418,747	$3,929,208	$—	$83,794	$6,361,849
President and Chief	2019	$655,000	$—	$2,635,000	$1,242,367	$393,000	$96,676	$5,022,043
Operating Officer	2018	$213,715	$593,000	$1,931,500	$1,302,000	$—	$13,171	$4,053,386

Christopher R. Armstrong(8)	2020	$655,000	$275,100	$858,751	$2,249,529	$—	$19,648	$4,058,028
Executive Vice President,	2019	$646,699	$—	$2,245,500	$768,208	$393,000	$12,674	$4,066,081
Chief Customer Officer

Scott A. Kitching(9)	2020	$310,418	$130,376	$375,567	$974,787	$—	$34,389	$1,825,537
Executive Vice President,
General Counsel

Arthur Gitajn	2020	$355,233	$175,824	$68,184	$—	$—	$31,134	$630,375
Former Executive Vice President	2019	$307,929	$—	$—	$1,908,329	$246,343	$23,038	$2,485,639
and Chief Financial Officer	2018	$293,320	$140,793	$—	$1,819,637	$93,862	$22,135	$2,369,747

Ozzie Goldschmied(8)	2020	$422,915	$215,152	$558,380	$1,499,686	$—	$462,533	$3,158,666
Former Executive Vice President,	2019	$334,541	$—	$—	$2,517,491	$211,012	$27,900	$3,090,944
Chief Technology Officer

(1)

Represents annual salary paid to each NEO in fiscal 2020, 2019, and 2018 pursuant to the terms of each NEO’s employment agreement. See “Employment Agreements” on page 55 of this Proxy Statement. The amount shown in the column entitled “Salary” for Mr. Ossip and Ms. Turner reflect the base salary amounts set forth in their employment agreements.  Actual amounts of base salary paid to Mr. Ossip and Ms. Turner are converted from U.S. dollars to Canadian dollars, and are trued-up quarterly based on the actual U.S. / Canadian dollar exchange rate on the pay date.  Due to the potential fluctuation in the exchange rate from one period to the next, amounts paid to Mr. Ossip and Ms. Turner may fluctuate from the amount specified in their employment agreements. As Mr. Ossip and Ms. Turner are paid in Canadian dollars, with the amounts trued-up to U.S. dollars quarterly, the salary amounts when converted to U.S. dollars from Canadian dollars for Mr. Ossip are $735,636, $715,286, and $664,864 in 2020, 2019 and 2018, respectively, and for Ms. Turner are $688,346, $669,303 and $206,066 in 2020, 2019 and 2018, respectively.

47	2021 PROXY STATEMENT

(2)

Amounts shown in the columns entitled “Salary”, “Bonus”, and “Non-Equity Incentive Plan Compensation” for Mr. Kitching, Mr. Gitajn and Mr. Goldschmied were converted to U.S. dollars from Canadian dollars. Stock Awards and Option Awards are based on U.S. dollars. For the column entitled “All Other Compensation”, the amounts shown were converted to U.S. dollars from Canadian dollars only if such amounts were paid to the NEOs in Canadian dollars. Currency was converted, based on the exchange rate of $1.2740, $1.2990 and $1.3637 Canadian dollars per U.S. dollar as of December 31, 2020, December 31, 2019 and December 31, 2018, respectively.

(3)

Amounts reflect either (i) discretionary bonuses or bonuses that are subjectively determined, or (ii) non-performance bonus amounts paid to a NEO pursuant to the terms of such NEO’s employment agreement. See “Employment Agreements” on page 55 of this Proxy Statement. In fiscal 2020, all the NEO’s, except for Mr. Goldschmied, received a cash bonus in the amount of 70% of their 2020 MIP goal/threshold payout at the Compensation Committee’s discretion. Mr. Goldschmied received a 100% lump sum cash payment equal to his 2020 MIP target payout under the terms his Separation and Consulting agreement. The amount for Ms. Heuland reflects the cash bonus paid to her upon joining Ceridian.  In fiscal 2019, all the NEOs received 100% of their bonus based on achievement of the financial metrics at 100% of target. In fiscal 2018, Mr. Ossip and Mr. Gitajn received sixty percent (60%) of their bonus amount ($480,000 and $140,793, respectively) at the Compensation Committee’s discretion. Those fiscal 2019 and fiscal 2018 annual cash incentive award payouts based on performance against pre-established financial performance goals are reported in the “Non-Equity Incentive Plan Compensation” column.

(4)

Represents the aggregate grant date fair value of the share awards and option awards granted in fiscal 2020, 2019, and 2018 computed in accordance with ASC Topic 718. These values have been determined based on the assumptions set forth in Note 2 to our consolidated financial statements included in the 2020 Annual Report.

The following PSUs were granted to the NEOs on February 28, 2020, which represented 50% of the 2020 MIP target payout for each NEO.  Each PSU represents a contingent right to receive between 1.0 share of Common Stock at target and up to 1.25 shares of Common Stock at maximum. The value of the PSUs on the date of grant are not included in the “Stock Awards” column as the performance metrics were not met and the PSUs have been forfeited pursuant to the terms of the PSU award agreements:

a)	Mr. Ossip received PSUs with a value of $486,905 at 100% (target) performance and $608,631 at 125% (maximum) performance.
b)	Ms. Turner received PSUs with a value of $239,209 at 100% (target) performance and $299,011 at 125% (maximum) performance).
c)	Mr. Armstrong received PSUs with a value of $239,209 at 100% (target) performance and $299,011 at 125% (maximum) performance).
d)	Mr. Kitching received PSUs with a value of $85,583 at 100% (target) performance and $106,979 at 125% (maximum) performance).
e)	Mr. Gitajn received PSUs with a value of $115,431 at 100% (target) performance and $144,289 at 125% (maximum) performance).
f)	Mr. Goldschmied received PSUs with a value of $121,231 at 100% (target) performance and $151,539 at 125% (maximum) performance).
(5)

Reflects incentive payments made in fiscal 2020 and 2019 based on achievement of the pre-established financial performance goals satisfied in fiscal 2019 and 2018, pursuant to the terms of each NEO’s employment agreement.

(6)Includes the following “All Other Compensation” over $10,000 for fiscal 2020:

Name	Retirement Plan Contribution	Health Benefits	Life Insurance Benefits	Parking Benefit	President's Club (A)	Gross-Up (B)	Other(C)
Mr. Ossip	$21,845	$12,924	$818	$1,419	$—	$—	$12,017
Ms. Turner	$21,845	$13,684	$818	$310	$3,850	$4,435	$38,853
Mr. Armstrong	$8,550	$4,274	$—	$—	$3,712	$3,112	$—
Mr. Kitching	$12,417	$12,870	$810	$530	$3,850	$3,912	$—
Mr. Gitajn	$14,209	$10,597	$—	$114	$2,887	$3,326	$—
Mr. Goldschmied	$21,845	$12,924	$818	$310	$3,850	$4,435	$418,352

(A)	Includes fees related to guest travel to the President’s Club, a Ceridian performance leader event.
(B)	Includes tax gross-up paid for guest travel to the President’s Club.
(C)	For Mr. Ossip and Ms. Turner, includes $12,017 and $11,800, respectively, for reimbursement for recreational club membership dues and fees and/or recreational equipment rental.

For Ms. Turner, includes $27,053 for executive coaching.

For Mr. Goldschmied, includes $418,352 in severance payments.

(7)	Ms. Heuland joined the Company in October 2020 and was a NEO in fiscal 2020; therefore, her information is provided only for fiscal 2020.

48	2021 PROXY STATEMENT

(8)	Neither Mr. Armstrong nor Mr. Goldschmied were NEOs in fiscal 2018; therefore, their information is provided only for fiscal 2019 and fiscal 2020.
(9)	Mr. Kitching was not a NEO in fiscal 2018 or fiscal 2019; therefore, his information is only provided for fiscal 2020.

Grant of Plan Based Awards in Fiscal Year 2020

During fiscal 2020, plan-based awards granted to our NEOs included PSUs, RSUs and stock options awards granted under the 2018 Equity Incentive Plan. The following table summarizes all plan-based awards granted to our NEOs during fiscal 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	shares of stock or units (#)(2)(3)	Underlying Options (#)(4)	Awards ($/Sh)(5)	Awards ($)(6)(7)
Mr. Ossip
Short-Term Incentive	—	—	$400,000	$500,000
Performance Stock Units(8)	02/28/2020				6,884			$486,905
Restricted Stock Units	02/28/2020				3,129			$221,314
Performance Stock Options	05/08/2020					1,500,000 (9)	$65.26	$22,470,000
Restricted Stock Units	05/08/2020				34,477			$2,249,969
Stock Options	05/08/2020					321,734	$65.26	$6,749,979
Ms. Heuland
Short-Term Incentive(10)	—	—	—	—
Restricted Stock Units	11/09/2020				33,945			$3,199,995
Ms. Turner
Short-Term Incentive	—	—	$196,500	$245,625
Performance Stock Units(8)	02/28/2020				3,382			$239,209
Restricted Stock Units	02/28/2020				1,538			$108,783
Restricted Stock Units	05/08/2020				20,073			$1,309,964
Stock Options	05/08/2020					187,321	$65.26	$3,929,995
Mr. Armstrong
Short-Term Incentive	—	—	$196,500	$245,625
Performance Stock Units(8)	02/28/2020				3,382			$239,209
Restricted Stock Units	02/28/2020				1,538			$108,783
Restricted Stock Units	05/08/2020				11,492			$749,968
Stock Options	05/08/2020					107,244	$65.26	$2,249,979
Mr. Kitching
Short-Term Incentive	—	—	$93,125	$116,407
Performance Stock Units(8)	02/28/2020				1,210			$85,583
Restricted Stock Units	02/28/2020				715			$50,572
Restricted Stock Units	05/08/2020				4,980			$324,995
Stock Options	05/08/2020					46,472	$65.26	$974,983
Mr. Gitajn
Short-Term Incentive	—	—	$125,589	$156,986
Performance Stock Units(8)	02/28/2020				1,632			$115,431
Restricted Stock Units	02/28/2020				964			$68,184
Mr. Goldschmied
Short-Term Incentive	—	—	$107,576	$134,470
Performance Stock Units(8)	02/28/2020				1,714			$121,231
Restricted Stock Units	02/28/2020				826			$58,423
Restricted Stock Units	05/08/2020				7,661			$499,957
Stock Options	05/08/2020					71,496	$65.26	$1,499,986

(1)

Amount reported represents the anticipated cash payout at target and maximum achievement of the cash portion of the annual short-term incentive award under our 2020 MIP. Target payouts for Mr. Kitching, Mr. Gitajn and Mr. Goldschmied were converted to U.S. dollars from Canadian dollars, based on the exchange rate of $1.2740 Canadian dollars per U.S. dollar as of December 31, 2020.  The 2020 MIP was designed to drive company results related to certain key financial metrics in 2020 which were (1) Cloud Revenue, and (2) Adjusted EBITDA Margin. As a condition of payment, both financial

49	2021 PROXY STATEMENT

metrics must have been achieved at target performance. As discussed under “Management Incentive Plan”, neither of the financial metrics were achieved at target performance.  As a result, no cash payments were made under the 2020 MIP.

(2)

Amount reported represents RSUs granted in fiscal 2020 under the 2018 Equity Incentive Plan on various grant dates as outlined in the table. One-third of the shares subject to the RSUs vest in equal installments over three years, beginning with the first anniversary of the grant date. As discussed below under “Nonqualified Deferred Compensation”, delivery of the underlying shares may be deferred to a date within 10 years of the grant date for our Canadian NEOs. Additional information on RSUs is set forth within the “Compensation Discussion and Analysis” under “2020 Long-Term Incentive Awards” on page 43 of the Proxy Statement.

(3)

Amount reported represents PSUs granted in fiscal 2020 under the 2018 Equity Incentive Plan. The shares were awarded as part of the 2020 MIP to drive company results related to certain key financial metrics in 2020 which were (1) Cloud Revenue, and (2) Adjusted EBITDA Margin. The number of PSUs outlined in the table were equally split between the two financial metrics based on achievement of the metric at target performance. As a condition of vesting, both financial metrics must have been achieved at target performance. As discussed under “Management Incentive Plan”, neither of the financial metrics were achieved at target performance.  As a result, the PSUs listed in the table were forfeited in February 2021.

(4)

Amounts reported represent stock options granted in fiscal year 2020 under the 2018 Equity Incentive Plan on various grant dates as outlined in the table. All option awards have a 10-year term. During the option period, twenty-five percent (25%) of the shares subject to the option vest in equal installments over four years, beginning with the first anniversary of the grant date. Additional information on options is set forth within the “Compensation Discussion and Analysis” under “2020 Long-Term Incentive Awards” on page 43 of the Proxy Statement.

(5)	Amounts reported represent the exercise price of stock options granted during fiscal 2020, which equals the closing price of our Common Stock, as reported on the NYSE on the date of grant.
(6)

The aggregate grant date fair value of the stock option award was computed in accordance with ASC Topic 718. These values have been determined based on the assumptions set forth in Note 2 to our consolidated financial statements included in the 2020 Annual Report.

(7)

Amounts represent the grant date fair value of the RSUs and/or PSUs based on the closing price of our Common Stock as reported on the NYSE of $70.73 per share on February 28, 2020; $65.26 per share on May 8, 2020, and $94.27 per share on November 9, 2020, computed in accordance with ASC Topic 718. These values have been determined based on the assumptions set forth in Note 2 to our consolidated financial statements included in the 2020 Annual Report.

(8)

Mr. Ossip received 1,500,000 performance-based stock option shares, whereas 750,000 shares are eligible to vest when the company’s per share closing price meets or exceeds a stock price threshold of $110.94 (1.7 times the Exercise price), for ten consecutive trading days, and the remaining 750,000 shares are available to vest when the company’s per share closing price meets or exceeds a stock price threshold of $130.52 (2.0 times the Exercise price) for ten consecutive trading days. If a stock price threshold is met on or before the third anniversary of the Grant Date, then the vesting of the Option Shares eligible to vest under the stock price threshold will occur on the third anniversary of the Grant Date. If a stock price threshold is met after the third anniversary of the Grant Date and on or before the fifth anniversary of the Grant Date, then vesting of the Option Shares eligible to vest under the stock price threshold will occur on the date the stock price threshold is met. If the stock price threshold is not met on or prior to the fifth anniversary of the Grant Date, then the Option terminates as to any Option Shares eligible to Vest under the unmet stock price threshold. Vesting is cliff based and no more than a total of 1,500,000 Option Shares may vest pursuant to the Option.

(9)

Ms. Heuland joined the Company on October 5, 2020 and is not eligible for an annual short-term incentive award under our 2020 MIP.  Under the terms of Ms. Heuland’s employment agreement, she is eligible for an annual short-term incentive with a target payout of 60% of Base Salary, commencing with the 2021 fiscal year.

50	2021 PROXY STATEMENT

Outstanding Equity Awards as of December 31, 2020

The following table sets forth certain information about outstanding equity awards held by our NEOs as of December 31, 2020.

			Stock Option Awards(1)(3)				Stock Awards(2)(3)
Name	Grant Date		Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Mr. Ossip	03/20/2017		437,500	312,500	$17.20	03/20/2027
	03/20/2017	(5)					125,000	$13,320,000
	04/25/2018		679,348	679,349	$22.00	04/25/2028
	02/08/2019		2,597	7,793	$44.91	02/08/2029
	03/20/2019		437,500	1,312,500	$49.93	03/20/2029
	02/28/2020	(7)					6,884	$733,559
	02/28/2020						3,129	$333,426
	05/08/2020	(6)	—	1,500,000	$65.26	05/08/2030
	05/08/2020		—	321,734	$65.26	05/08/2030
	05/08/2020						34,477	$3,673,869
Ms. Heuland	11/09/2020						33,945	$3,617,179
Ms. Turner	09/04/2018	(5)					25,000	$2,664,000
	09/04/2018		25,000	50,000	$38.63	09/04/2028
	03/20/2019		19,083	57,252	$49.93	03/20/2029
	09/09/2019	(5)					37,500	$3,996,000
	02/28/2020	(7)					3,382	$360,386
	02/28/2020						1,538	$163,889
	05/08/2020		—	187,321	$65.26	05/08/2030
	05/08/2020						20,073	$2,138,979
Mr. Armstrong	04/27/2017	(4)	2,907	—	$17.20	04/27/2027
	04/25/2018		16,984	33,968	$22.00	04/25/2028
	02/08/2019		12,500	37,500	$44.91	02/08/2029
	02/08/2019		575	1,726	$44.91	02/08/2029
	02/08/2019	(5)					37,500	$3,996,000
	02/28/2020	(7)					3,382	$360,386
	02/28/2020						1,538	$163,889
	05/08/2020		—	107,244	$65.26	05/08/2030
	05/08/2020						11,492	$1,224,588
Mr. Kitching	04/25/2018		—	47,556	$22.00	04/25/2028
	02/08/2019		462	1,387	$44.91	02/08/2029
	03/20/2019		26,717	80,153	$49.93	03/20/2029
	02/28/2020	(7)					1,210	$128,938
	02/28/2020						715	$76,190
	05/08/2020		—	46,472	$65.26	05/08/2030
	05/08/2020						4,980	$530,669
Mr. Gitajn	12/31/2016		112,500	—	$16.82	12/31/2026
	04/25/2018		1,282	122,283	$22.00	04/25/2028
	02/08/2019		762	2,286	$44.91	02/08/2029
	03/20/2019		28,625	85,878	$49.93	03/20/2029
	02/28/2020	(7)					1,632	$173,906
	02/28/2020						964	$102,724
Mr. Goldschmied	04/25/2018		—	81,523	$22.00	04/25/2028
	02/08/2019		—	1,672	$44.91	02/08/2029
	03/20/2019		33,167	114,504	$49.93	03/20/2029
	02/28/2020	(7)					1,714	$182,644
	02/28/2020						826	$88,019
	05/08/2020		—	71,496	$65.26	05/08/2030
	05/08/2020						7,661	$816,356

(1)

All stock options have a 10-year term. During the stock option period, twenty-five percent (25%) of the shares subject to the stock option vest in equal installments over four years, beginning with the first anniversary of the grant date.

(2)

Thirty-three percent (33%) of the shares subject to the RSUs vest in equal installments over three years, beginning with the first anniversary of the grant date. As discussed below under “Nonqualified Deferred Compensation” delivery of the

51	2021 PROXY STATEMENT

underlying shares may be deferred to a date within 10 years of the grant date for our Canadian NEOs. There is no public market for the RSUs. For purposes of this disclosure, we have valued the RSUs as of December 31, 2020 based on the then fair market value of our common stock of $106.56 per share.

(3)

Stock options and RSUs include an acceleration of vesting provision; such that upon the consummation of a change of control of the Company, the options and RSUs shall fully vest, provided the individual is providing service to Ceridian or any subsidiary at the time of consummation of such event.

(4)

Stock options includes an acceleration of vesting provision; such that upon the consummation of a change of control or IPO the option shall fully vest, provided the individual is providing service to Ceridian or any subsidiary at the time of consummation of such event. At the time of Ceridian’s IPO, this option fully vested.

(5)

Twenty-five percent (25%) of the shares subject to the RSUs vest in equal installments over four years, beginning with the first anniversary of the grant date. As discussed below under “Nonqualified Deferred Compensation” delivery of the underlying shares may be deferred to a date within 10 years of the grant date for our Canadian NEOs. There is no public market for the RSUs. For purposes of this disclosure, we have valued the RSUs as of December 31, 2020 based on the then fair market value of our common stock of $106.56 per share.

(6)

Mr. Ossip received 1,500,000 performance-based stock option shares, whereas 750,000 shares are eligible to vest when the company’s per share closing price meets or exceeds a stock price threshold of $110.94 (1.7 times the Exercise price), for ten consecutive trading days, and the remaining 750,000 shares are available to vest when the company’s per share closing price meets or exceeds a stock price threshold of $130.52 (2.0 times the Exercise price) for ten consecutive trading days. If a stock price threshold is met on or before the third anniversary of the Grant Date, then the vesting of the Option Shares eligible to vest under the stock price threshold will occur on the third anniversary of the Grant Date. If a stock price threshold is met after the third anniversary of the Grant Date and on or before the fifth anniversary of the Grant Date, then vesting of the Option Shares eligible to vest under the stock price threshold will occur on the date the stock price threshold is met. If the stock price threshold is not met on or prior to the fifth anniversary of the Grant Date, then the Option terminates as to any Option Shares eligible to Vest under the unmet stock price threshold. Vesting is cliff based and no more than a total of 1,500,000 Option Shares may vest pursuant to the Option.

(7)

Amount reported represents PSUs granted in fiscal 2020 under the 2018 Equity Incentive Plan. The shares were awarded as part of the 2020 MIP to drive company results related to certain key financial metrics in 2020 which were (1) Cloud Revenue, and (2) Adjusted EBITDA Margin. The number of PSUs outlined in the table were equally split between the two financial metrics based on achievement of the metric at target performance. As a condition of vesting, both financial metrics must have been achieved at target performance. As discussed under “Management Incentive Plan”, neither of the financial metrics were achieved at target performance.  As a result, the PSUs listed in the table were forfeited in February 2021.  There is no public market for the PSUs. For purposes of this disclosure, we have valued the PSUs as of December 31, 2020 based on the then fair market value of our common stock of $106.56 per share.

Stock Option Exercises and Stock Vested in Fiscal 2020

The following table shows the number of shares acquired and the value realized upon the exercise of stock options or the vesting of stock awards during fiscal 2020.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)	Number of shares acquired on vesting		Value realized on vesting(2) ($)
Mr. Ossip	1,506,991	$100,935,961	125,000	(3)	$5,970,000
Ms. Heuland
Ms. Turner	25,000	$1,155,751	25,000	(4)	$1,880,000
Mr. Armstrong	50,985	$3,640,491	12,500		$836,375
Mr. Kitching	73,254	$4,177,998
Mr. Gitajn	173,000	$9,023,393
Mr. Goldschmied	53,391	$2,740,137

(1)	Value realized is the amount by which the stock price on exercise date exceeded the option exercise price, multiplied by the number of shares exercised.
(2)	Value realized equals the closing price of our Common Stock on the NYSE on the vesting date multiplied by the number of shares vested.
(3)

Represents 125,000 RSUs which vested but where the issuance of the underlying shares of Common Stock was deferred, which Mr. Ossip can convert to issued shares of Common Stock at any time prior to the date that is 10 years after the applicable grant date. These are also reflected under the Nonqualified Deferred Compensation in Fiscal 2020 table below.

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(4)

Represents 25,000 RSUs which vested but where the issuance of the underlying shares of Common Stock was deferred, which Ms. Turner can convert to issued shares of Common Stock at any time prior to the date that is 10 years after the applicable grant date. These are also reflected under the Nonqualified Deferred Compensation in Fiscal 2020 table below.

Nonqualified Deferred Compensation in Fiscal Year 2020

The following table sets forth certain information about vested RSUs in fiscal 2020 for which the issuance of the underlying shares of Common Stock has been deferred by the NEOs who are Canadian residents pursuant to the terms of the 2018 Equity Incentive Plan and the underlying restricted stock unit award agreement. All amounts reported below are deferrals of the issuance of shares of Common Stock from the vested restricted stock unit awards disclosed above and are not in addition to any restricted stock unit awards previously disclosed.

Name	Executive contributions in last FY ($)	Aggregate earnings in last FY ($)(1)		Aggregate withdrawals/distributions ($)	Aggregate balance at last FYE ($)
Mr. Ossip	—	$13,320,000	(2)	—	$39,960,000	(4)
Ms. Turner	—	$2,664,000	(3)	—	$3,996,000	(5)

(1)	There is no public market for the RSUs. For purposes of this disclosure, we have valued the RSUs as of December 31, 2020 based on the then-fair market value of our Common Stock of $106.56 per share.
(2)

Represents 125,000 vested RSUs where the issuance of the underlying shares of Common Stock were deferred, which Mr. Ossip can convert to issued shares of Common Stock at any time prior to the date that is 10 years after the applicable grant date.

(3)

Represents 25,000 vested RSUs where the issuance of the underlying shares of Common Stock were deferred, which Ms. Turner can convert to issued shares of Common Stock at any time prior to the date that is 10 years after the applicable grant date.

(4)

Represents an aggregate of 375,000 vested RSUs held by Mr. Ossip where the issuance of the underlying shares of Common Stock were deferred; which Mr. Ossip can convert to shares of Common Stock at any time prior to the date that is 10 years after the applicable grant date.

(5)

Represents an aggregate of 37,500 vested RSUs held by Ms. Turner where the issuance of the underlying shares of Common Stock were deferred; which Ms. Turner can convert to shares of Common Stock at any time prior to the date that is 10 years after the applicable grant date.

Potential Payments Upon Termination or Change in Control

Our NEOs are entitled to receive severance payments upon termination of employment, or a termination of employment in connection with a change in control as provided in their respective employment agreements, as further described below in “Employment Agreements.” In addition, certain equity awards may be accelerated upon a change of control, as further described above in “Outstanding Equity Awards as of December 31, 2020.” Unless otherwise noted below, all payments are to be made in a lump sum upon or shortly after the applicable termination.

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Name		Severance Payment(1)	Health/ Life(2)	Outplacement Services(3)	Accelerated Vesting of Equity Awards(4)	Totals
Mr. Ossip
•	Change in Control Without Termination	--	--	--	$252,742,974	$252,742,974
•	Termination Without Cause or Resignation for Good Reason, After Change in Control	$3,000,000	$5,478	$9,419	$252,742,974	$255,757,871
•	Termination Without Cause or Resignation for Good Reason, with no Change in Control	$3,000,000	$5,478	$9,419	--	$3,014,897
•	Termination for Cause or Resignation Without Good Reason	--	--	--	--	--
•	Termination due to Death	$1,500,000	--	--	$211,497,974	$212,997,974
•	Termination due to Disability	$800,000	--	--	--	$800,000

Ms. Heuland
•	Change in Control Without Termination	--	--	--	$3,617,179	$3,617,179
•	Termination Without Cause or Resignation for Good Reason, After Change in Control	$960,000	$8,438	$10,000	$3,617,179	$4,595,617
•	Termination Without Cause or Resignation for Good Reason, with no Change in Control	$960,000	$8,438	$10,000	--	$978,438
•	Termination for Cause or Resignation Without Good Reason	--	--	--	--	--
•	Termination due to Death	$360,000	--	--	$3,617,179	$3,977,179
•	Termination due to Disability	$360,000	--	--	--	$360,000

Ms. Turner
•	Change in Control Without Termination	--	--	--	$23,337,906	$23,337,906
•	Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,965,000	$25,330	$10,000	$23,337,906	$25,338,236
•	Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,965,000	$25,330	$10,000	--	$2,000,330
•	Termination for Cause or Resignation Without Good Reason	--	--	--	--	--
•	Termination due to Death	$393,000	--	--	$23,337,906	$23,730,906
•	Termination due to Disability	$393,000	--	--	--	$393,000

Mr. Armstrong
•	Change in Control Without Termination	--	--	--	$15,104,271	$15,104,271
•	Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,375,500	$8,438	$10,000	$15,104,271	$16,498,209
•	Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,375,500	$8,438	$10,000	--	$1,393,938
•	Termination for Cause or Resignation Without Good Reason	--	--	--	--	--
•	Termination due to Death	$393,000	--	--	$15,104,271	$15,497,271
•	Termination due to Disability	$393,000	--	--	--	$393,000

Mr. Kitching
•	Change in Control Without Termination	--	--	--	$11,172,061	$11,172,061
•	Termination Without Cause or Resignation for Good Reason, After Change in Control	$807,087	$9,812	$7,849	$11,172,061	$11,996,809
•	Termination Without Cause or Resignation for Good Reason, with no Change in Control	$807,087	$9,812	$7,849	--	$824,748
•	Termination for Cause or Resignation Without Good Reason	--	--	--	--	--
•	Termination due to Death	$186,251	--	--	$11,172,061	$11,358,312
•	Termination due to Disability	$186,251	--	--	--	$186,251

Mr. Gitajn
•	Change in Control	--	--	--	$15,447,177	$15,447,177
•	Retirement	175,824	10,597	--	--	$186,421

Mr. Goldschmied
•	Change in Control	--	--	--	$17,338,185	$17,338,185
•	Termination Without Cause or Resignation for Good Reason, with no Change in Control	$633,504	15,896	7,849	--	$657,249

(1)	In the event of a termination without “cause” or a termination for “good reason”, each individual would receive the following lump sum payments:
•	Mr. Ossip, 24 months of base salary plus two times the average short-term incentive payment paid to Mr. Ossip for the immediately preceding two years.
•	Ms. Heuland, 12 months of base salary, plus the target level of her most recent short-term incentive payment.
•

Ms. Turner, 18 months of base salary, plus the target level of her most recent short-term incentive payment, if her termination occurs on or before the seventh anniversary of her employment with Ceridian, or 24 months of base salary, plus the target level of her most recent short-term incentive payment, if her termination occurs after the seventh anniversary of her employment with Ceridian, plus a pro-rated short-term incentive, if any, to which she would have become entitled for the fiscal year in which the termination occurs, based on actual performance.

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•

Mr. Armstrong, for zero to seven full years of employment, 12 months of base salary, for eight through 14 full years of employment, 15 months of base salary, and for more than 14 full years of employment, 18 months of base salary, plus a pro-rata short-term incentive, if any, to which he would have become entitled for the fiscal year in which the termination occurs, based on actual performance.

•

Mr. Kitching, 24 months of base salary, plus a pro-rated short-term incentive, if any, to which he would have become entitled for the fiscal year in which the termination occurs, based on actual performance.

In the event of a termination due to death or disability, each of Messrs. Ossip, Armstrong and Kitching and Mses. Heuland and Turner would receive a pro-rated short-term incentive, if any, to which the individual would have become entitled for the fiscal year in which the termination occurs, based on actual performance. Additionally, in the event of a termination due to death, the beneficiary of Mr. Ossip would receive a lump sum payment equal to 12 months of the individual’s base salary.

Messrs. Gitajn and Goldschmied are parties to separation and consulting agreements.  As part of these agreements, Mr. Gitajn was entitled to and received a pro-rata bonus for fiscal year 2020 and Mr. Goldschmied was entitled to and received 14 months of base salary and the target amount of his fiscal year 2020 bonus.

(2)

Mr. Ossip would receive continuation of certain employment related benefits for the period prescribed under the Employment Standards Act (Ontario). Mr. Kitching would receive a continuation of his medical, dental, and prescription healthcare coverage for up to a period of 12 months following termination. Ms. Turner would receive continuation of certain employment related benefits for the period prescribed under the Employment Standards Act (Ontario) and her healthcare coverage for 18 months, if her termination occurs on or before the seventh anniversary of her employment with Ceridian, or 24 months, if her termination occurs after the seventh anniversary of her employment with Ceridian. Ceridian will cover the cost of COBRA continuation for each of Ms. Heuland and Mr. Armstrong for a period of up to six months following the termination date or until either is no longer eligible for COBRA continuation coverage, whichever is earlier.

As part of their separation and consulting agreements, Messrs. Gitajn and Goldschmied are entitled to certain continued benefits.  Mr. Gitajn is entitled to receive a continuation of his medical, dental, and prescription healthcare coverage until December 31, 2021 (12 months after his termination of employment), and Mr. Goldschmied is entitled to health and dental benefit plans until June 30, 2022 (18 months following the termination of his employment).

(3)

Each of Messrs. Ossip, Armstrong, Kitching and Goldschmied and Mses. Heuland and Turner are eligible to receive reasonable executive outplacement services. In the case of Mr. Ossip, not to exceed $9,419 (or $12,000 CAD as of December 31, 2020, based on the then-current exchange rate), in the case of Mses. Heuland and Turner and Mr. Armstrong, not to exceed $10,000, and in the case of Mr. Kitching, not to exceed $7,849 (or $10,000 CAD as of December 31, 2020, based on the then-current exchange rate). Services are limited to a period of 12 months or, if earlier, the first acceptance of an offer of employment.

Mr. Goldschmied’s separation and consulting agreement provides for outplacement in the amount of $7,849 (or $10,000 CAD as of December 31, 2020, based on the then-current exchange rate).  This amount was paid to him in December, 2020.

(4)

Pursuant to the 2013 Ceridian HCM Holding Inc. Stock Incentive Plan and the forms of agreement under such plan, stock options will fully vest upon consummation of a change of control at a time when the individual is providing services to Ceridian or any subsidiary. Pursuant to the 2018 Equity Incentive Plan and the forms of agreement under such plan, stock options will fully vest upon consummation of a change in control or upon an individual’s termination of service due to death. Upon an individual’s termination of service for any other reason, the unvested portion of the stock option immediately and automatically will be forfeited without further consideration. Pursuant to the 2018 Equity Incentive Plan and the forms of agreement under such plan, RSUs will fully vest upon a change of control or upon the death of the individual, subject to the individual’s continued service through such date. The value reflects the fair market value of Ceridian’s Common Stock as of December 31, 2020 of $106.56 per share.

Agreements with our NEOs

General

As of December 31, 2020, we were party to employment agreements with each of our current NEOs, and a separation and consulting agreement with each of Messrs. Gitajn and Goldschmied. The material provisions of each such agreement are described below. In addition to the items discussed below, each of our current NEOs participate in the employee health and welfare, retirement and other employee benefits programs offered generally from time to time by us to our senior executive employees based on the location of their employment.

In April 2012, we entered into an employment agreement with David D. Ossip, our Chief Executive Officer. The agreement provides for an indefinite term beginning on January 1, 2012. The agreement provides that Mr. Ossip would receive an annualized base salary, subject to annual compensation reviews by our Board. The agreement also provides that Mr. Ossip is eligible to receive an annual performance-based cash bonus based on Mr. Ossip’s performance. Mr. Ossip’s 2020 base salary and incentive compensation arrangements are discussed in the CD&A

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above. On February 25, 2021, the Compensation Committee recommended and the Board approved an increase in the base salary of Mr. Ossip from $700,000 to $800,000 and a change in the short-term incentive from $800,000 at target to 100% of his annual base salary at target, effective April 1, 2021.

In September 2020, we entered into an employment agreement with Noémie C. Heuland, our Executive Vice President, Chief Financial Officer.  The agreement provides for an indefinite term beginning on October 5, 2020. The agreement further provides that Ms. Heuland will receive an annualized base salary of $600,000, subject to annual compensation reviews by our Board. Ms. Heuland’s current base salary and incentive compensation arrangements are discussed in the CD&A above.

In August 2018, we entered into an employment agreement with Leagh E. Turner in connection with her appointment as our President. The agreement provides for an indefinite term beginning on September 4, 2018. The agreement further provides that Ms. Turner will receive an annualized base salary of $655,000, subject to annual compensation reviews by our Board and that Ms. Turner is eligible to participate in Ceridian’s variable incentive plan on the same terms as similarly situated executives and with a target annual payout based upon 60% percent of her annual base salary. Ms. Turner’s employment agreement was amended effective February 3, 2020 when she obtained the additional title of “Chief Operating Officer”. Ms. Turner’s current base salary and incentive compensation arrangements are discussed in the CD&A above. On February 25, 2021, the Compensation Committee recommended and the Board approved an increase to Ms. Turner's variable incentive plan target to 80% of her annual base salary, with the same terms as similarly situated executives, effective as of January 1, 2021.

In May 2019, we entered into an employment agreement with Christopher R. Armstrong, in connection with his appointment as Executive Vice President, Chief Operating Officer. Pursuant to his employment agreement, Mr. Armstrong will be paid an annual base salary of $655,000. He will also be able to participate in Ceridian’s variable incentive plan on the same terms as similarly situated executives and with a target annual payout based upon 60% percent of his annual base salary. Mr. Armstrong’s employment agreement was amended on November 5, 2019 to change his reporting relationship to Ms. Turner and effective February 3, 2020 when his title changed to “Executive Vice President, Chief Customer Officer”. Mr. Armstrong’s current base salary and incentive compensation arrangements are discussed in the CD&A above.

In December 2017, we entered into an employment agreement with Scott A. Kitching, our Executive Vice President and General Counsel.  Mr. Kitching’s current base salary and incentive compensation arrangements are discussed in the CD&A above.  In February 2021, we entered into a separation and consulting agreement with Mr. Kitching.  Mr. Kitching will continue to serve the Company as Executive Vice President and General Counsel until the earlier of June 30, 2021 or until a successor is selected, and then will serve as a senior advisor to the Chief Executive Officer until December 31, 2021.  While employed by the Company, Mr. Kitching’s base salary and benefits will remain unchanged.  Following the end of his services as an employee, Mr. Kitching will serve as a consultant to the Company until June 30, 2023.  In addition, the separation and consulting agreement provides that (i) Mr. Kitching will be paid $593,209.50 CAD as a severance payment, (ii) benefits will continue through June 30, 2023, and (iii) all issued and outstanding equity awards granted to Mr. Kitching will be treated in accordance with the terms of the applicable Company equity plan and equity award agreements.

In September 2016, we entered into an employment agreement with Arthur Gitajn, our former Executive Vice President, Chief Financial Officer. The agreement provides that Mr. Gitajn will receive an annualized base salary, subject to annual compensation reviews by our Board. The agreement also provides that Mr. Gitajn is eligible to receive an annual performance-based cash bonus with a target amount of 80% of his annual base salary. On November 6, 2019, we entered into a separation and consulting agreement with Mr. Gitajn, in connection with his anticipated retirement as Chief Financial Officer of Ceridian. Pursuant to this agreement, Mr. Gitajn continued in his role as Executive Vice President, Chief Financial Officer until Ms. Heuland became the new Chief Financial Officer on October 5, 2020. Mr. Gitajn then served as a senior advisor to the Chief Executive Officer of Ceridian until his retirement on December 31, 2020. Mr. Gitajn is currently a consultant to the Company and will serve in that capacity until June 30, 2022. Mr. Gitajn’s final base salary and incentive compensation arrangements are discussed in the CD&A above.

In April 2012, we entered into an employment agreement with Ozzie J. Goldschmied, our former Executive Vice President, Chief Technology Officer, which provides for an indefinite term of employment. Mr. Goldschmied’s current base salary and incentive compensation arrangements are discussed in the CD&A above.  In July 2020, we

56	2021 PROXY STATEMENT

entered into a separation and consulting agreement with Mr. Goldschmied.  Mr. Goldschmied continued in his role as Executive Vice President, Chief Technology Officer until August 31, 2020 and then served as a senior advisor to the President until December 31, 2020. Mr. Goldschmied currently serves as a consultant to the Company and will serve in that capacity until June 30, 2022.  Mr. Goldschmied’s final base salary and incentive compensation arrangements are discussed in the CD&A above.

Termination of Agreements

In general, either we or the applicable NEO may terminate our agreement with them immediately, or with 90 days’ prior written notice, respectively. Further, we may terminate an NEO’s relationship with us for death, “disability,” or with or without “cause,” as defined in the agreement. Mr. Ossip, Mr. Armstrong and Ms. Heuland may resign with prior written notice for “good reason”. The amounts that could be paid to the NEOs under various termination situations, and an explanation of the applicable calculations, are set forth under “Potential Payments Upon Termination or Change in Control” above.

Restrictive Covenants

Pursuant to a separate restrictive covenants agreement, Mr. Ossip has agreed, among other things, that subsequent to any termination, he will not engage in, consult for, or own more than 5% of any business that is similar to that of our business in any country in which we do business for a period of 24 months subsequent to such termination. We may elect to extend such restriction period by a total of either 12 months or 24 months, so long as we pay Mr. Ossip a lump sum equal to his prior year’s base salary, plus $800,000, for each year the restriction period is extended.

The agreements with our other NEOs all contain non-competition and non-solicitation provisions that apply during employment and for a certain period of time thereafter: (1) Ms. Turner, 18 months; (2) Mr. Armstrong, 12 months (for zero to seven full years of employment), 15 months (for eight through 14 full years of employment), or 18 months (and for more than 14 full years of employment); (3) Ms. Heuland, 12 months; (4) Mr. Kitching, 24 months; (5) Mr. Gitajn, 24 months; and (6) Mr. Goldschmied, 12 months.

All employment agreements include perpetual confidentiality provisions, as well as provisions relating to assignment of inventions. The employment agreements, Mr. Ossip’s restrictive covenants agreement, Mr. Kitching’s separation and consulting agreement, Mr. Gitajn’s separation and consulting agreement, and Mr. Goldschmied’s separation agreement, release, and consulting agreement also include a non-disparagement provision.

CEO Pay Ratio

In accordance with the requirements set forth by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Mr. Ossip. For fiscal year ended December 31, 2020, an estimate of this ratio is 137:1, and is based on Mr. Ossip’s 2020 total annual compensation of $10,528,933, and the total annual compensation of our median employee for fiscal year 2020 of $76,645. This ratio excludes the one-time performance-based stock option award for Mr. Ossip.  Including this award would result in a ratio of 431:1, based on Mr. Ossip’s 2020 total annual compensation of $32,998,933, as disclosed in the Summary Compensation Table above.

We believe this ratio is a reasonable estimate, calculated in a manner consistent with SEC rules, based on our payroll and employment records and the methodology described below. Our median employee is a Software Developer who works virtually in Canada.

Calculation Methodology

To determine our median employee, we first identified our active global workforce as of October 1, 2020 (the “determination date”), which consisted of 5,933 workers (excluding our Chief Executive Officer), inclusive of full-time, part-time and temporary workers.  We ranked the global workforce based on annual earnings, which included the following elements for the 12-month period preceding the determination date:

•	Annualized base salary

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•	Overtime pay
•	Actual cash bonus compensation paid
•	Actual commissions paid
•	The grant date fair market value of equity awards granted

For employees located outside of the United States, annual earnings were converted to U.S. dollars using an average daily exchange rate for the month of September 2020.

The SEC rules for identifying the median employee and calculating the pay ratio based on the employees’ annual total compensation allows companies to adopt a variety of methodologies and to make reasonable estimates and assumptions that reflect their compensation practices.  We believe our methodology provides reasonable estimates calculated in a method consistent with the pay ratio disclosure requirements.  Pay ratio reported by other companies may not be comparable to the pay ratio as reported above as other companies may have different compensation practices and utilize alternative estimates, exclusions, assumptions and methodologies based on their own unique circumstances.

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PROPOSAL THREE Advisory Vote on the Compensation of Ceridian’s Named Executive Officers

We are asking our stockholders to approve, on an advisory basis, the compensation of Ceridian’s NEOs as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure on pages 31 to 58 of this Proxy Statement, pursuant to the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

The Board recommends a vote “FOR” this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of linking pay to executive performance and levels of responsibility, encouraging our executive officers to remain focused on both short-term and long-term financial and strategic goals of the Company and linking executive performance to the creation of stockholder value as reflected in the “Executive Summary” of the Compensation Discussion and Analysis section above.

Recommendation of the Board:

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF NEO COMPENSATION.

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PROPOSAL FOUR Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2021

Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, and is involved in the selection of the firm’s lead engagement partner who is subject to a mandatory, regular rotation and who may provide services to our company for a maximum of five consecutive years.

In selecting and approving a lead engagement partner, the Audit Committee relies on relevant succession criteria established by management and the Audit Committee, interactions with prospective candidates, assessments of their professional experience, and input from our company’s independent registered public accounting firm. The Audit Committee also engages in an annual evaluation of the independent registered public accounting firm. It considers, in particular, whether the retention of the firm is in the best interests of our company and its stockholders, taking into account the firm’s quality of service, the firm’s institutional knowledge and experience, our company’s global operations and businesses, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity, and professional skepticism. The Audit Committee also considers the advisability and potential impact of selecting a different independent registered public accounting firm.

After assessing the qualifications, performance, and independence of KPMG LLP (“KPMG”), which has served as our, or our predecessor’s, independent registered public accounting firm since 1958, the Audit Committee concluded that retaining KPMG as our independent registered public accounting firm for fiscal year 2021 is in the best interests of Ceridian. Therefore, the Audit Committee has appointed KPMG as our independent registered public accounting firm to audit the consolidated financial statements of Ceridian for the fiscal year ending December 31, 2021.

Although it is not required to do so, our Board is asking our stockholders to ratify KPMG’s appointment. If our stockholders do not ratify KPMG’s appointment, the Audit Committee will consider changing our independent registered public accounting firm for 2022. Whether or not stockholders ratify KPMG’s appointment, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change is appropriate. KPMG has advised the Audit Committee that it is an independent accounting firm with respect to Ceridian and its affiliates in accordance with the requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”). Representatives of KPMG are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they choose, and are expected to be available to respond to appropriate stockholder questions.

Audit Fees

The following table sets forth the fees billed or expected to be billed by KPMG for audit, audit-related, tax and all other services rendered for fiscal years 2020 and 2019:

	2020	2019
Fee Category	(In thousands)
Audit Fees	$2,346	$2,229
Audit-Related Fees	1,140	1,162
Tax Fees	187	163
All Other Fees	—	—
Total Fees	$3,673	$3,554

Audit Fees. Consist of fees for services rendered for the audit and/or review of our consolidated financial statements. Audit fees also include fees for services rendered in connection with the filing of registration statements and other documents with the SEC, and the issuance of accountant consents and comfort letters.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

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Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services, including the review and preparation of certain foreign income tax returns.

All Other Fees. Consist of fees billed in the indicated year for other permissible work performed by KPMG that is not included within the above category descriptions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on independence. The Audit Committee pre-approved all services performed by KPMG in fiscal year 2020.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

Report of the Audit Committee of the Board of Directors

The Audit Committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed our audited consolidated financial statements for fiscal year 2020 and met with management, as well as with representatives of KPMG LLP, our independent registered public accounting firm, to discuss the audited consolidated financial statements. The Audit Committee also discussed with members of KPMG LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In addition, the Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with members of KPMG LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that Ceridian’s audited consolidated financial statements for fiscal year 2020 be included in its Annual Report on Form 10-K for fiscal year ended December 31, 2020.

Audit Committee

Gerald C. Throop, Chair

Deborah A. Farrington

Linda P. Mantia

Andrea S. Rosen

61	2021 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of December 31, 2020 for our equity compensation plans approved by our stockholders. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	14,351,958	$45.60	(1)	11,820,104	(2)
Equity compensation plans not approved by stockholders	—	—		—
Total	14,351,958	$45.60	(1)	11,820,104	(2)

(1)

The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of restricted stock units or performance stock units, since they do not have an exercise price.

(2)

Includes securities available for future issuance under the 2018 Equity Incentive Plan other than those listed in the first column and approximately 2,055,037 shares of Common Stock available for issuance under our Global Employee Stock Purchase Plan.

Equity Compensation Plan Information

Global Employee Stock Purchase Plan

Our Board adopted, and our stockholders approved, the Ceridian HCM Holding Inc. Global Employee Stock Purchase Plan (the “GESPP”). The GESPP authorizes the issuance of up to 2,500,000 shares of Common Stock to eligible participants through purchases via payroll deductions. The purchase price is the lower of (i) 85% of the fair market value of a share of Common Stock on the offering date (the first trading day of the offering period commencing on January 1 and concluding on December 31) or (ii) 85% of the fair market value of a share of Common Stock on the purchase date. The GESPP continues for ten years, unless terminated sooner as provided under the GESPP. A total of 2,055,037 shares remain available for issuance under the GESPP as of December 31, 2020.

Equity Incentive Plans

Our Board adopted, and our stockholders approved, the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (for purposes of this section, the “2018 Plan”), the 2013 Ceridian HCM Holding Inc. Stock Incentive Plan (the “2013 Plan”), and the Ceridian Holding Corp. 2007 Stock Incentive Plan (the “2007 Plan”). The following is a summary of the material features of the 2018 Plan, the 2013 Plan and the 2007 Plan.

2018 Plan. The 2018 Plan was adopted by our Board and approved by our stockholders in connection with our IPO. The 2018 Plan authorizes us to grant incentive awards to our employees, directors and consultants. As of the date of this Proxy Statement, there are approximately 5,338 individuals (including all of our executive officers and non-employee directors) who are eligible to participate in the 2018 Plan on the basis of their services provided to us.  As of December 31, 2020, a total of 21,895,282 shares of our Common Stock were reserved for issuance and a total of 12,130,215 shares of our Common Stock are subject to outstanding awards under the 2018 Plan.

The 2013 Plan and 2007 Plan. The 2013 Plan and 2007 Plan provided for the grant of options, share awards and other share-based awards to our directors, employees, and consultants as well as to directors, employees, and consultants of any of our subsidiaries or affiliates. A total of 2,219,243 shares of our Common Stock are subject to outstanding awards under the 2013 Plan and a total of 2,500 shares of our Common Stock are subject to outstanding awards under the 2007 Plan as of December 31, 2020. We do not intend to grant any further awards under the 2013 Plan or 2007 Plan.

62	2021 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Common Stock

The following table shows information as of the Record Date regarding the beneficial ownership of our Common Stock by:

•	each person or group who is known by us to own beneficially more than 5% of our Common Stock;
•	each member of our Board, each director nominee, and each of our NEOs; and
•	all members of our Board, director nominees, and our executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 148,814,764 shares of Common Stock outstanding as of the Record Date. Shares of Common Stock (i) issued or issuable upon exchange of the Exchangeable Shares, (ii) subject to stock options currently exercisable or exercisable within 60 days of the Record Date, and (iii) that are issuable pursuant to equity awards that are currently vested or will vest within 60 days of Record Date are deemed to be outstanding and beneficially owned by the person holding the Exchangeable Shares or stock options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each stockholder listed below is c/o Ceridian HCM Holding Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

63	2021 PROXY STATEMENT

Name and address of beneficial owner	Number of Shares	Percent of Total
5% Stockholders:
T. Rowe Price Associates, Inc.(1)	20,245,539	13.6%
Capital Research Global Investors, a division of Capital Research and Management Company(2)	18,108,406	12.2%
Cannae Holdings, Inc.(3)	14,000,000	9.4%
The Vanguard Group(4)	12,262,149	8.2%
BlackRock, Inc.(5)	12,142,343	8.2%
Capital World Investors, a division of Capital Research and Management Company (6)	9,970,268	6.7%
Select Equity Group, L.P. and George S. Loening(7)	6,263,130	4.2%
Artisan Partners Limited Partnership(8)	5,875,774	3.9%
NEOs and Directors:
Christopher R. Armstrong(9)	94,116	*
Brent B. Bickett(10)	89,480	*
Ronald F. Clarke(11)	15,600	*
Deborah A. Farrington(12)	6,104	*
Arthur Gitajn(13)	90,088	*
Ozzie J. Goldschmied(14)	138,963	*
Thomas M. Hagerty(15)	249,696	*
Noemie C. Heuland	---	*
Scott A. Kitching(16)	90,439	*
Linda P. Mantia(17)	3,905	*
David D. Ossip(18)	5,270,841	3.5%
Ganesh B. Rao(19)	36,803	*
Andrea S. Rosen(20)	12,166	*
Leagh E. Turner(21)	92,096	*
Gerald C. Throop(22)	55,123	*
All current directors and executive officers as a group (15 persons)(23)	6,054,446	4.0%

*	Represents beneficial ownership of less than 1% of our outstanding Common Stock.
(1)

As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on February 16, 2021, to report ownership as of December 31, 2020. T. Rowe Price Associates, Inc. holds sole voting power with respect to 5,652,599 shares of Common Stock and sole dispositive power with respect to 20,245,539 shares of Common Stock. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(2)

As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on February 16, 2021, to report ownership as of December 31, 2020. Capital Research Global Investors, a division of Capital Research and Management Company, has sole voting power over 18,095,430 shares and sole dispositive power over 18,108,406 shares. The address for Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(3)

As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on February 8, 2021, to report ownership as of December 31, 2020. Cannae Ventures Holdco I, LLC (a wholly owned subsidiary of Cannae Holdings, LLC, which is an indirect wholly-owned subsidiary of Cannae Holdings, Inc.), Cannae Funding I, LLC and Cannae Funding, LLC (together, Cannae Holdings, LLC and Cannae Holdings, Inc. are referred to as “Cannae”), has sole voting power over 14,000,000 shares and sole dispositive power over 14,000,000 shares. The address of Cannae is 1701 Village Center Circle, Las Vegas, Nevada 89134.

(4)

As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on February 10, 2021, to report ownership as of December 31, 2020. The Vanguard Group has shared voting power over 119,872 shares, sole dispositive power over 12,043,989 shares, and shared dispositive power over 218,160 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)

As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on January 29, 2021, to report ownership as of December 31, 2020. BlackRock, Inc. has sole voting power over 11,571,521 shares and sole dispositive power over 12,142,343 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)

As reported on the owner’s most recent Schedule 13G filed with the SEC on February 16, 2021, to report ownership as of December 31, 2020. Capital World Investors, a division of Capital Research and Management Company, has sole voting

64	2021 PROXY STATEMENT

power over 9,968,087 shares and sole dispositive power over 9,970,268 shares. The address for Capital World Investors is 333 South Hope Street, 55[t]h Floor, Los Angeles, California 90071.
(7)

As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on February 12, 2021, to report ownership as of December 31, 2020. Select Equity Group, L.P. and George S. Loening, who is the majority owner of Select Equity Group, L.P., have shared voting power over 6,263,130 shares and shared dispositive power over 6,263,130 shares. The address for Select Equity Group, L.P. and George S. Loening is 380 Lafayette Street, 6th Floor, New York, New York 10003.

(8)

As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on February 10, 2021, to report ownership as of December 31, 2020. Artisan Partners Asset Management Inc., for itself and as the general partner of Artisan Partners Holdings LP and Artisan Investments GP LLC, for itself and as the general partner of Artisan Partners Limited Partnership have shared voting power over 5,374,619 shares and shared dispositive power over 5,875,774 shares. The address for Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(9)

Consists of (i) 31,091 shares of Common Stock, and (ii) 63,025 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 1, 2021.

(10)

Consists of (i) 87,374 shares of Common Stock held by Bickett of Ponte Vedra Beach Limited Partnership, of which Mr. Bickett is a beneficial owner, and (ii) 2,106 shares of Common Stock that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 1, 2021.

(11) Consists of (i) 8,451 shares of Common Stock, and (ii) 7,149 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 1, 2021.

(12) Consists of (i) 5,389 shares of Common Stock, and (ii) 715 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 1, 2021.

(13)

Ownership reported as of February 23, 2021 consists of (i) 321 shares of Common Stock that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 1, 2021, and (iii) 89,767 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 1, 2021.

(14)

Ownership reported as of December 31, 2020 consists of (i) 26,310 shares of Common Stock, and (ii) 112,653 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 1, 2021.

(15)

Consists of (i) 114,256 shares of Common Stock held by Mr. Hagerty, (ii) 114,235 shares of Common Stock held by Hagerty Family 2006 Trust, of which Mr. Hagerty is a trustee, (iii) 15,400 shares of Common Stock held by a charitable foundation over which Mr. Hagerty shares voting and dispositive power, and (iv) 5,805 shares of Common Stock held for the benefit of funds affiliated with Thomas H. Lee Partners, L.P. that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 1, 2021.   .

(16) Consists of (i) 12,065 shares of Common Stock, (ii) 238 shares of Common Stock that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 1, 2021, and (iii) 78,136 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 1, 2021.

(17) Consists of (i) 1,970 shares of Common Stock that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 1, 2021, and (iii) 1,935 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 1, 2021.

(18)

Consists of (i) 22,267 shares of Common Stock held by Mr. Ossip, (ii) 229,085 shares of Common Stock held by OsFund Inc., of which Mr. Ossip disclaims beneficial ownership, (iii) 2,649,216 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 1, 2021, (iv) 501,043 shares of Common Stock that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 1, 2021, (v) 8,328 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares held by Mr. Ossip and (vi) 1,860,902 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares held by Osscer Inc., of which Mr. Ossip disclaims beneficial ownership.

(19) Consists of (i) 34,781 shares of Common Stock, and (ii) 2,022 shares of Common Stock held for the benefit of funds affiliated with Thomas H. Lee Partners, L.P. that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 1, 2021.

(20) Consists of (i) 3,082 shares of Common Stock, and (ii) 9,084 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 1, 2021.

(21)

Consists of (i) 38,012 shares of Common Stock that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 1, 2021, and (ii) 54,084 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 1, 2021.

(22)

Consists of (i) 8,736 shares of Common Stock, (ii) 11,943 shares of Common Stock that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 1, 2021, (iii) 11,259 shares of Common Stock that are issuable

65	2021 PROXY STATEMENT

upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 1, 2021, and (iv) 23,185 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares.

(23)

Consists of (i) the outstanding shares, RSUs and options described in the preceding footnotes (9) through (12) and (15) though (22), (ii) 691 shares of Common Stock that are held by other executive officers, (iii) 37,386 shares of Common Stock that are held by other executive officers and that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 1, 2021.

Beneficial Ownership of Preferred Stock

As of the Record Date, Ceridian has one Special Voting Share of preferred stock outstanding. The Trustee holds legal title to the Special Voting Share for the use and benefit of the registered holders of Exchangeable Shares.

In connection with the Voting and Exchange Trust Agreement dated April 25, 2018, among Ceridian, Ceridian Canada Ltd., Ceridian AcquisitionCo ULC and the Trustee, the Trustee is entitled, with respect to any matter, question, proposal or proposition whatsoever that may properly come before Ceridian’s Annual Meeting and with respect to all written consents sought from the holders of Ceridian’s Common Stock, to cast the number of votes for each Exchangeable Share equal to the number of shares of Common Stock issuable upon the exchange of each Exchangeable Share held by registered holders of such Exchangeable Shares on the Record Date and for which the Trustee has received voting instructions from such holders.

Except as specifically authorized, the Trustee has no power or authority to sell, transfer, vote or otherwise deal in or with the Special Voting Share. The Trustee is not entitled to receive any portion of any dividend or distribution at any time. Upon any liquidation, dissolution or winding up of Ceridian, the Trustee will not be entitled to any portion of any related distribution.

At such time as (i) there are no Exchangeable Shares of Ceridian AcquisitionCo ULC issued and outstanding that are not owned by Ceridian or any subsidiary of Ceridian, and (ii) there is no share of stock, debt, option or other agreement, obligation or commitment of Ceridian AcquisitionCo ULC which could by its terms require Ceridian AcquisitionCo ULC to issue any Exchangeable Shares to any person other than Ceridian or any subsidiary of Ceridian, then the Special Voting Share will be retired and cancelled promptly for no consideration and will not be reissued.

The Special Voting Share is held by Barbara Ferreri. The address for Barbara Ferreri is c/o Corporate Secretary, Ceridian HCM Holding Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

66	2021 PROXY STATEMENT

TRANSACTION OF OTHER BUSINESS AND ADDITIONAL INFORMATION

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

Stockholder Communications

The Board provides to every stockholder the ability to communicate with the Board through an established process for stockholder communications. Stockholders and other interested parties may send communications to our Board through our Corporate Secretary at stockholders@ceridian.com or via U.S. mail: Ceridian HCM Holding Inc., c/o Corporate Secretary, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, Attn: Board of Directors. Stockholders may indicate that their communications are intended for the full Board or any subset of directors, including only the Chair of the Board, only the Lead Director, or only the non-employee directors. The Corporate Secretary will review all such incoming communications and forward any stockholder communication to the appropriate member(s) of the Board or Board committees. The Corporate Secretary will generally not forward communications that are unrelated to the duties and responsibilities of the Board, including communications that the Corporate Secretary determines to be primarily commercial in nature, product complaints or inquiries, or materials that are patently offensive or otherwise inappropriate.

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.

Our amended and restated bylaws (the “Bylaws”) provide that nominations of persons for election to our Board and other proposals to be considered at an annual meeting of stockholders must comply with the requirements set forth in our Bylaws. Our Bylaws require that a stockholder give written notice to our Corporate Secretary, c/o Ceridian HCM Holding Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, with such notice to be delivered to or mailed and received not later than the close of business 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Since our Proxy Statement for the 2021 Annual Meeting of Stockholders is dated March 17, 2021, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than close of business November 18, 2021 in order to be raised at our 2022 Annual Meeting of Stockholders. Our Bylaws also provide that in the event the date of the annual meeting is more than 30 days before or after April 27, 2022 (the one-year anniversary of the 2021 Annual Meeting of Stockholders), notice must be delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials.

Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2022 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied, and we must receive such proposals no later than November 18, 2021. Such proposals must be delivered to our Corporate Secretary, c/o Ceridian HCM Holding Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425. If we hold our 2022 Annual Meeting of Stockholders more than 30 days before or after April 27, 2022 (the one-year anniversary date of the 2021 Annual Meeting of Stockholders), we will disclose the new deadline by which stockholders’ proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if that method is impracticable, by any means reasonably determined to inform stockholders.

Exemption from Toronto Stock Exchange Rules

Ceridian is an “Eligible International Interlisted Issuer,” as such term is defined in the TSX Company Manual (the “Manual”). As an Eligible International Interlisted Issuer, Ceridian has applied for and received an exemption pursuant to Section 401.1 of the Manual from Sections 461.1 to 461.4 and Section 464 of the Manual, the effect of which is that Ceridian will not have to comply with certain Canadian requirements relating to majority voting and the annual election of directors. As an “Eligible International Interlisted Issuer,” Ceridian is also exempt from, among other things, Sections 604 and 613 of the Manual.

67	2021 PROXY STATEMENT

Ceridian sought the exemption on the basis that (i) Ceridian’s primary listing is the NYSE; (ii) Ceridian is incorporated in the state of Delaware; and (iii) less than 25% of trading volume in Ceridian’s shares was on Canadian marketplaces. Ceridian is required to notify the TSX of its continued reliance on the exemption before each successive annual meeting of stockholders.

Delinquent Section 16(a) Reports

Based on a review of Section 16 reports filed with the SEC, we believe all reports required to be filed during the 2020 fiscal year pursuant to Section 16(a) of the Exchange Act were filed on a timely basis, except for one Form 4 reporting a transaction by funds affiliated with Thomas H. Lee Partners, L.P.

68	2021 PROXY STATEMENT

ANNEX A Fourth Amended and Restated Certificate of Incorporation

~~THIRD~~FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
CERIDIAN HCM HOLDING INC.

Ceridian HCM Holding Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

First: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 3, 2013. The First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 1, 2013 ~~and~~, the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 30, 2016, and the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 25, 2018 (as amended to date, the “Previous Certificate of Incorporation”).

Second: This ~~Third~~ Fourth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

Third: This ~~Third~~ Fourth Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Corporation’s Previous Certificate of Incorporation.

Fourth: The text of this ~~Third~~ Fourth Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

Article I

NAME

The name of the corporation (the “Corporation”) is “Ceridian HCM Holding Inc.”

Article II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the city of Wilmington, County of New Castle, Zip Code 19808. The name of the Corporation’s registered agent at that address is “Corporation Service Company”.

Article III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

1	2021 PROXY STATEMENT

Article IV

CAPITAL STOCK

Section 4.1.Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 510,000,000 shares, of which (i) 500,000,000 shares shall be designated shares of common stock, par value $0.01 per share (“Common Stock”) and (ii) 10,000,000 shares shall be designated shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Certificate. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto) (including, with respect to the Preferred Stock, the vote attaching to the Special Voting Share), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

Section 4.2.Common Stock. The Common Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:

(a)Voting. Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders of the Corporation and shall have one vote for each share of Common Stock held of record by such holder of record as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) that relates solely to the terms of one or more outstanding series or class(es) of Preferred Stock if the holders of such affected series or class(es) of Preferred Stock are entitled, either separately or together with the holders of one or more other such series or class(es), to vote thereon pursuant to applicable law or this Certificate (including any certificate of designations relating to any series or class of Preferred Stock); and provided further that the Board of Directors may issue or grant shares of Common Stock that are subject to vesting or forfeiture and that restrict or eliminate voting rights with respect to such shares until any such vesting criteria is satisfied or such forfeiture provisions lapse.

(b)Dividends and Distributions. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, or stock as may be declared on the Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

(c)Liquidation, etc. Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation.

2	2021 PROXY STATEMENT

(d)No holder of shares of Common Stock shall have cumulative voting rights.

(e)No holder of shares of Common Stock shall be entitled to preemptive or subscription rights pursuant to this Certificate.

Section 4.3.Preferred Stock. The Board of Directors is hereby expressly authorized, to the fullest extent as may now or hereafter be permitted by the DGCL, by resolution or resolutions, at any time and from time to time, to provide for the issuance of a share or shares of Preferred Stock in one or more series or classes and to fix for each such series or class (i) the number of shares constituting such series or class and the designation of such series or class, (ii) the voting powers (if any), whether full or limited, of the shares of such series or class, (iii) the powers, preferences, and relative, participating, optional or other special rights of the shares of each such series or class, and (iv) the qualifications, limitations, and restrictions thereof, and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. Without limiting the generality of the foregoing, to the fullest extent as may now or hereafter be permitted by the DGCL, the authority of the Board of Directors with respect to the Preferred Stock and any series or class thereof shall include, but not be limited to, determination of the following:

(a)the number of shares constituting any series or class, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding) and the distinctive designation of that series or class;

(b)the dividend rate or rates on the shares of any series or class, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series or class;

(c)whether any series or class shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(d)whether any series or class shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(e)whether the shares of any series or class shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)whether any series or class shall have a sinking fund for the redemption or purchase of shares of that series or class, and, if so, the terms and amount of such sinking fund;

(g)the rights of the shares of any series or class in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series or class; and

(h)any other powers, preferences, rights, qualifications, limitations, and restrictions of any series or class.

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The powers, preferences and relative, participating, optional and other special rights of the shares of each series or class of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series or classes at any time outstanding. Unless otherwise provided in the resolution or resolutions providing for the issuance of such series or class of Preferred Stock, shares of Preferred Stock, regardless of series or class, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series or class of Preferred Stock, and the Corporation shall have the right to reissue such shares.

Section 4.4.Special Voting Preferred Stock. One (1) share of the authorized Preferred Stock of the Corporation is designated “Special Voting Preferred Stock” and shall have the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth herein. Unless otherwise indicated, references to “Sections” or “Subsections” in this Section 4.4 refer to sections and subsections of this Section 4.4. The one (1) share of Special Voting Preferred Stock is referred to herein as the “Special Voting Share”).

(a)Dividends. The holder of the Special Voting Share shall not be entitled to receive any portion of any dividend or distribution at any time.

(b)Voting Rights. The holder of the Special Voting Share shall have the following voting rights:

(1)In accordance with the terms contained herein and in that certain Voting and Exchange Trust Agreement dated as of April 25, 2018 (the “Trust Agreement”), among the Corporation, Ceridian Canada Ltd., Ceridian Acquisitionco ULC (“Exchangeco”), and the Trustee (as defined therein), the holder of the Special Voting Share shall, with respect to all meetings of stockholders of the Corporation at which holders of shares of Common Stock are entitled to vote (each, a “Ceridian Holding Meeting”) and with respect to all written consents sought from the holders of shares of Common Stock (a “Ceridian Holding Consent”), be entitled to cast a number of votes for each exchangeable share of Exchangeco (the “Exchangeable Shares”) owned of record at the close of business on the record date established by the Corporation or by applicable law for such Ceridian Holding Meeting or Ceridian Holding Consent, as the case may be, by registered holders of such Exchangeable Shares (excluding any such Exchangeable Shares owned by the Corporation or its subsidiaries) and for which the Trustee (as defined in Trust Agreement) has received voting instructions from the Beneficiaries (as defined in Trust Agreement), equal to the number of votes to which a holder of one share of Common Stock is entitled, in respect of each matter, question, proposal or proposition to be voted on at such Ceridian Holding Meeting or to be consented to in connection with such Ceridian Holding Consent.

(2)Except as otherwise provided herein or by law, the holder of the Special Voting Share and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(3)Except as set forth herein, the holder of the Special Voting Share shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with the holders of shares of Common Stock and Common Stock as set forth herein) for taking any corporate action.

(c)Additional Provisions.

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(1)The holder of the Special Voting Share is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

(2)At such time as (A) there are no Exchangeable Shares of Exchangeco issued and outstanding that are not owned by the Corporation or any subsidiary of the Corporation, and (B) there is no share of stock, debt, option or other agreement, obligation or commitment of Exchangeco which could by its terms require Exchangeco to issue any Exchangeable Shares to any person other than the Corporation or any subsidiary of the Corporation, then the Special Voting Share shall thereupon be retired and cancelled promptly thereafter for no consideration and not be reissued.

(d)Reacquired Share. If the Special Voting Share is purchased or otherwise acquired by the Corporation in accordance with the terms of Section 4.4(c)(2) or Section 4.4(e), then the Special Voting Share shall be retired and cancelled promptly after the acquisition thereof.

(e)Redemption. The Special Voting Share is not redeemable, except as at such time as contemplated by Section 4.4(c)(2).

(f)Dissolution, Liquidation or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Special Voting Share shall not be entitled to any portion of any related distribution.

Article V

DIRECTORS

Section 5.1.The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, consisting of not less than one (1) nor more than fourteen (14) members with the exact number of directors to be set forth in the Corporation’s Bylaws or determined from time to time by resolution adopted by the Board of Directors. ~~The~~ Prior to the election of directors at the Corporation’s 2024 annual meeting of stockholders, the directors, other than those who may be elected by the holders of any class or series of Preferred Stock as set forth in this Certificate of Incorporation, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At ~~each~~ the 2022 annual meeting of stockholders, successors to the ~~class of~~ directors whose ~~term expires~~ terms expire at that annual meeting shall be elected ~~for a three-year term.  The term of the initial Class I directors shall terminate on the date of the 2019~~ to hold office for a one-year term expiring at the 2023 annual meeting of stockholders; at the ~~term of the initial Class II directors shall terminate on the date of the 2020~~2023 annual meeting of stockholders ~~and the term of the initial Class III directors shall terminate on the date of the 2021 annual meeting of stockholders.  At each annual meeting of stockholders beginning in 2019~~, successors to the ~~class of~~ directors whose ~~term expires~~ terms expire at that annual meeting shall be elected ~~for a three-year term.~~to hold office for a one-year term expiring at the 2024 annual meeting of the stockholders; and at the 2024 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. A director shall hold office until such director’s term expires and until such director’s successor is elected and qualified for office, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office.

Section 5.2.If, prior to the election of directors at the Corporation’s 2024 annual meeting of stockholders, the number of directors on the Board of Directors is changed, any increase or decrease shall

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be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible~~, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in~~. In no case will a decrease in the number of directors shorten the term of any incumbent director. ~~A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify for office, subject, however, to prior death, resignation, retirement, disqualification or removal from office.~~

Section 5.3.Subject to the terms of any one or more series or classes of Preferred Stock, any vacancy on the Board of Directors, however resulting, may be filled only by an affirmative vote of the majority of the directors then in office, even if less than a quorum, or by an affirmative vote of the sole remaining director. Any director elected to fill a vacancy prior to the election of directors at the Corporation’s 2024 annual meeting of stockholders shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected. Any director elected to fill a vacancy after the election of directors at the Corporation’s 2024 annual meeting of stockholders shall hold office for a term that shall expire at the next annual meeting of stockholders.

Section 5.4.Notwithstanding any of the foregoing provisions, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation, or the resolution or resolutions adopted by the Board of Directors pursuant to Section 4.4 of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

Article VI

CORPORATE OPPORTUNITIES

Section 6.1.In anticipation of the possibility (a) that the officers and/or directors of the Corporation may also serve as officers and/or directors of Cannae (as defined below) or THL (as defined below) and (b) that the Corporation on one hand, and Cannae or THL on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Cannae and THL, the provisions of this Article VI are set forth to regulate, to the fullest extent permitted by law, the conduct of certain affairs of the Corporation as they relate to Cannae and THL and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 6.2.

(a)Except as may be otherwise provided in a written agreement between the Corporation on one hand, and Cannae or THL on the other hand, Cannae and THL shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Corporation, and, to the fullest extent permitted by law, neither Cannae nor THL nor any officer or director thereof (except in the event of any violation of Section 6.3 hereof, to the extent such violation would create liability under applicable law) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Cannae or THL.

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(b)The Corporation may from time to time be or become a party to and perform, and may cause or permit any subsidiary of the Corporation to be or become a party to and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with Cannae and/or THL. Subject to Section 6.3 hereof, to the fullest extent permitted by law, no such agreement, nor the performance thereof in accordance with its terms by the Corporation or any of its subsidiaries, Cannae or THL, shall be considered contrary to any fiduciary duty to the Corporation or to its stockholders of any director or officer of the Corporation who is also a director, officer or employee of Cannae or THL. Subject to Section 6.3 hereof, to the fullest extent permitted by law, no director or officer of the Corporation who is also a director, officer or employee of Cannae or THL shall have or be under any fiduciary duty to the Corporation or its stockholders to refrain from acting on behalf of the Corporation or any of its subsidiaries, Cannae or THL in respect of any such agreement or performing any such agreement in accordance with its terms.

Section 6.3.In the event that a director or officer of the Corporation who is also a director or officer of Cannae or THL acquires knowledge of a potential transaction or matter which may be a corporate opportunity of both the Corporation on one hand, and Cannae or THL on the other hand, such director or officer of the Corporation shall, to the fullest extent permitted by law, have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

(a)a corporate opportunity offered to any person who is an officer of the Corporation, and who is also a director but not an officer of Cannae or THL, shall belong to the Corporation, unless such opportunity is expressly offered to such person in a capacity other than such person’s capacity as an officer of the Corporation, in which case it shall not belong to the Corporation;

(b)a corporate opportunity offered to any person who is a director but not an officer of the Corporation, and who is also a director or officer of Cannae or THL, shall belong to the Corporation only if such opportunity is expressly offered to such person in such person’s capacity as a director of the Corporation; and

(c)a corporate opportunity offered to any person who is an officer of both the Corporation on one hand, and Cannae or THL on the other hand, shall belong to the Corporation only if such opportunity is expressly offered to such person in such person’s capacity as an officer of the Corporation.

Notwithstanding the foregoing, the Corporation shall not be prohibited from pursuing any corporate opportunity of which the Corporation becomes aware.

Section 6.4.Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VI.

Section 6.5.

(a)For purposes of this Article VI, a director of any company who is the chair of the board of directors of that company shall not be deemed to be an officer of the company solely by reason of holding such position.

(b)The term “Corporation” shall mean, for purposes of this Article VI, the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation

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beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests. The term “Cannae” shall mean, for purposes of this Article VI, Cannae Holdings, Inc., a Delaware corporation, and any successor thereof, and all corporations, partnerships, joint ventures, associations and other entities in which it beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests other than the Corporation. The term “THL” shall mean, for purposes of this Article VI, Thomas H. Lee Partners, L.P., a Delaware limited partnership, and any successor thereof, and all corporations, partnerships, joint ventures, associations and other entities in which it or one or more of its affiliates beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests other than the Corporation and its subsidiaries.

Section 6.6.Anything in this Certificate of Incorporation to the contrary notwithstanding, the foregoing provisions of this Article VI shall not apply at any time that no person who is a director or officer of the Corporation is also a director or officer of Cannae or THL. Neither the alteration, amendment, termination, expiration or repeal of this Article VI nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

Article VII

REMOVAL OF DIRECTORS

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, (a) any ~~or all of the directors of the Corporation~~ director who prior to the 2022 annual meeting of stockholders was elected to a three-year term (a “Classified Term”) that continues beyond the date of the 2022 annual meeting (a “Classified Director”) may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article VII as one class; and (b) any director that is not a Classified Director may be removed from office by the stockholders of the Corporation, with or without cause, by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote generally in the election of directors, considered for the purposes of this Article VII as one class. For purposes of this Article VII, “cause” shall mean, with respect to any director, (x) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (y) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (z) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

Article VIII

ELECTION OF DIRECTORS

Elections of directors at an annual or special meeting of stockholders shall be by written ballot unless the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) shall otherwise provide.

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Article IX

WRITTEN CONSENT OF STOCKHOLDERS

Except as otherwise provided for or fixed by or pursuant to the provisions of this Certificate of Incorporation or any resolution or resolutions of the Board of Directors providing for the issuance of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, however, that at any time when the THL and Cannae beneficially own (determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended), in the aggregate, more than fifty percent (50%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation at any meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by stockholders holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Article X

SPECIAL MEETINGS

Special meetings of the stockholders of the Corporation for any purposes may be called at any time by a majority vote of the Board of Directors or the Chair of the Board or Chief Executive Officer of the Corporation. Except as required by law or provided by resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, special meetings of the stockholders of the Corporation may not be called by any other person or persons.

Article XI

OFFICERS

The officers of the Corporation shall be chosen in such manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

Article XII

INDEMNITY

The Corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or

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omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL or (d) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article XII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Article XIII

BUSINESS COMBINATIONS

The Corporation shall not be governed by Section 203 of the DGCL.

Article XIV

AMENDMENT

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at any time may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XIV. In addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of such Preferred Stock, the provisions (a) of the Bylaws may be adopted, amended or repealed if approved by a majority of the Board of Directors then in office or approved by holders of the Common Stock in accordance with applicable law and this Certificate of Incorporation and (b) of this Certificate of Incorporation may be adopted, amended or repealed as provided by applicable law.

Article XV

SEVERABILITY

If any provision (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation including, without limitation, each portion of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amended and Restated Certificate of Incorporation on behalf of the Corporation this ~~25th~~____ day of ~~April, 2018~~______, 2021.

CERIDIAN HCM HOLDING INC.

By:

Name:	William E. McDonald
Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

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Ceridian HCM Holding Inc.

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 10:59 p.m. CDT on April 26, 2021 for shares of common stock held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CDAY2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 10:59 p.m. CDT on April 26, 2021 for shares of common stock held directly. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CERIDIAN HCM HOLDING INC. 3311 EAST OLD SHAKOPEE ROAD MINNEAPOLIS, MN 55425-1640 D32043-P47094  For All  Withhold All  For All Except  CERIDIAN HCM HOLDING INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. To elect three Class III directors to hold office until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal Nominees: 01) David D. Ossip 02) Andrea S. Rosen 03) Gerald C. Throop For  Against  Abstain  The Board of Directors recommends you vote FOR the following proposals: 2. To approve the de-classification of the Board and the adoption of the Fourth Amended and Restated Certificate of Incorporation 3. To approve, on a non-binding, advisory basis, the compensation of Ceridian's named executive officers (commonly known as a "Say on Pay" vote) 4. To ratify the appointment of KPMG LLP as Ceridian's independent registered public accounting firm for the fiscal year ending December 31, 2021 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D32044-P47094 CERIDIAN HCM HOLDING INC. Annual Meeting of Shareholders April 27, 2021 9:00 AM CDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Scott A. Kitching and William E. McDonald and each or any of them, as the true and lawful attorney(s) of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Ceridian HCM Holding Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorney(s) to vote in their discretion on such other matters as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, the proxy is authorized to vote (or abstain from voting) at his discretion on the specified resolutions. The proxy is also authorized to vote (or abstain from voting) on any other business which may properly come before the meeting. Continued and to be signed on reverse side

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 5:00 p.m. CDT on April 22, 2021 for exchangeable shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CDAY2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 5:00 p.m. CDT on April 22, 2021 for exchangeable shares held directly. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CERIDIAN HCM HOLDING INC. 3311 EAST OLD SHAKOPEE ROAD MINNEAPOLIS, MN 55425-1640 D32045-P47094  For All  Withhold All  For All Except  CERIDIAN HCM HOLDING INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. To elect three Class III directors to hold office until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal Nominees: 01) David D. Ossip 02) Andrea S. Rosen 03) Gerald C. Throop For  Against  Abstain  The Board of Directors recommends you vote FOR the following proposals: 2. To approve the de-classification of the Board and the adoption of the Fourth Amended and Restated Certificate of Incorporation 3. To approve, on a non-binding, advisory basis, the compensation of Ceridian's named executive officers (commonly known as a "Say on Pay" vote) 4. To ratify the appointment of KPMG LLP as Ceridian's independent registered public accounting firm for the fiscal year ending December 31, 2021 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D32046-P47094 CERIDIAN HCM HOLDING INC. Annual Meeting of Shareholders April 27, 2021 9:00 AM CDT This proxy is solicited by the Board of Directors This Proxy Form is being solicited on behalf of Barbara Ferreri, in her capacity as trustee (the "Trustee") of the Class A Exchangeable Shares ("Exchangeable Shares") of Ceridian Acquisition Co. ULC. Votes must be received prior to 5:00 p.m. (Central Daylight Time) on April 22, 2021 (the “Voting Deadline”). The undersigned hereby authorizes the Trustee to appoint Scott A. Kitching and William E. McDonald and each or any of them, as the true and lawful attorney(s) of the undersigned, with full power of substitution and revocation, and authorizes the Trustee to designate them, and each of them, to exercise the voting rights associated with all of the Exchangeable Shares which the undersigned or the Trustee is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorney(s) to vote in their discretion on such other matters as may properly come before the meeting. If you wish to designate someone other than Scott A. Kitching and William E. McDonald, please contact Ceridian HCM Holding Inc. by emailing OfficeofGeneralCounsel@Ceridian.com. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, the votes to which you are entitled will not be exercised. The Trustee will not be bound to exercise votes received after the Voting Deadline. You may revoke or amend this proxy once submitted by attending the meeting via internet and voting in person, by submitting an instrument in writing revoking previously submitted voting instructions or by providing voting instructions again using the telephone or internet before the Voting Deadline. Continued and to be signed on reverse side